                        PURCHASE AND ASSUMPTION AGREEMENT

         THIS PURCHASE AND ASSUMPTION AGREEMENT (the "Agreement") is made and entered into this 8th day of July 2003, by and between Boston Federal Savings Bank, a federal savings association with its principal place of business in Burlington, Massachusetts ("Purchaser") and Encore Bank, a federal savings association with its principal place of business in Houston, Texas ("Seller").

                                    RECITALS

         WHEREAS, Seller has determined to sell certain of its assets and have certain of its liabilities assumed; and

         WHEREAS, Purchaser is interested in acquiring certain assets and assuming certain liabilities of Seller as defined below in accordance with the terms and conditions of this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises herein set forth and other valuable consideration, Seller and Purchaser hereby agree as follows:

                                   ARTICLE I

                          Definitions and Construction
                          ----------------------------

         1.1 In addition to the definitions set forth elsewhere in this Agreement, the following terms have the indicated meanings for the purposes of this Agreement:

         "Account" means a deposit account relationship at one of the Branches with a customer of Seller at the time of Closing;

         "Accounting Records" means, as they relate to the Assets and Liabilities of the Branches, the general ledger and subsidiary ledgers and supporting schedules which support the general ledger balances;

         "Accrued Expenses" means the accrued and unpaid expenses appearing as a liability on the Preliminary Closing Statement or the Final Closing Statement, respectively, pursuant to Sections 2.4 and 2.5 hereof;

         "Accrued Interest" on any Deposit at any date means interest that is accrued on such Deposit to and including such date and not yet credited to such deposit Account;

         "Assets" means the Prepaid Expenses, Fixed Assets, Security Deposits and Cash on Hand and NONE OTHER. It is specifically provided that loans are not included in Assets.

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         "Assumed Deposits" as of the Closing Date, means all Deposits of
Seller, net of Deposit Overdrafts, existing on the Closing Date which, pursuant to law and the respective depositor agreement, will be transferred to Purchaser, together with all Accrued Interest thereon as of the Closing Date as set forth in SCHEDULE 1.1(h) which has been provided to Purchaser as of the Review Date, which SCHEDULE shall be amended and updated as of Closing;

         "ATMs" means automated teller machines owned or leased by Seller listed in the SCHEDULE 1.1(a);

         "Book Value", with respect to any Liabilities or any Asset or group of Assets, means the accurate dollar amount reflected on the books and records of Seller as of the Closing Date, after adjustment for differences or offsets in accounts, suspense items, unposted debits and credits, depreciation, reserves and other similar adjustments or corrections all in accordance with generally accepted accounting principles and regulatory accounting principles;

         "Branch Office" or "Branches" mean the branch offices of Seller listed in SCHEDULE 3.1(l);

         "Brokered Deposits" means a brokered deposit as defined in 12 C.F.R.
Section 337.6.

         "Business Day" shall mean any day other than a Saturday, a Sunday or a day observed as a bank holiday by the Federal Reserve Bank of Boston;

         "Cash on Hand" means, as of any date, all petty cash, vault cash, teller cash, ATM cash, prepaid postage and cash equivalents held at a Branch;

         "Closing" refers to the meeting on the Closing Date whereat the executed Closing Documents will be delivered to the respective parties;

         "Closing Date" refers to a date mutually agreed upon by Seller and Purchaser which is the earliest date practicable following the satisfaction of all conditions to Closing, the receipt of all regulatory approvals and the completion of data processing conversion, with the desired date of Closing being no later than October 31, 2003;

         "Closing Documents" has the meaning given in Article VI;

         "Contract" refers to any contracts, agreements and Leases, including automatic renewals thereof, (other than items which constitute loans) (i) entered into by Seller and specified on the SCHEDULE 3.1(h) attached hereto or
(ii) entered into by Seller after the Review Date, a copy of which has been delivered to Purchaser on or before the fifteenth (15th) day prior to Closing and accepted in writing by Purchaser;

         "Deposit" means a deposit, as defined in 12 U.S.C. Section 1813(1), including, without limitation, all demand deposits, NOW accounts, time deposits, savings deposits, money market accounts, individual retirement accounts, checks deposited for collection and all other uncollected items included in the depositors' balances and credited on the books of Seller at the Branches;



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         "Deposit Overdraft" means, as of any date, overdraft balances in any of the Deposits;

         "Dormant Account" means any of the Assumed Deposits not included in
SCHEDULE 1.1(i) which have not had any activity for three years as set forth under the laws of the Commonwealth of Massachusetts as of the Closing Date. A list of Dormant Accounts is set forth in SCHEDULE 1.1(b).

         "Employee" means any employee employed by Seller at the Branches as of the Closing, including, without limitation, those employees on medical leave, family leave, military leave or personal leave;

         "Environmental Laws" means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including, without limitation, ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and
(iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom;

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

         "Execution Date" means the date on which this Agreement is fully executed by all parties;

         "Facilities" means any premises of Seller included in SCHEDULE 3.1(l) attached hereto, including the Branches;

         "FDIC" means the Federal Deposit Insurance Corporation;

         "Regulatory Agency" means the FDIC or the OTS;

         "Federal Funds Rate" on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) that is the weighted mean of the high and low rates quoted for Federal Funds in the Money Rates Column of the Wall Street Journal, Southwestern Edition, in effect on the preceding day;

         "Final Closing Statement" means the actual balance sheet of the Assets and Liabilities as of 12:01 a.m., Boston, Massachusetts time, on the day after the Closing Date, prepared by Seller on or before the Reconciliation Date in accordance with generally accepted accounting principles (except as necessary to reflect amounts prorated under Section 2.5 as Prepaid Expenses or Accrued Expenses, as the case may be) and in a manner and method consistent with the Preliminary Closing Statement. The Final Closing Statement shall be in a form substantially similar to that attached hereto as Appendix "A;"


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         "Fixed Assets" means all Owned Real Property, Leasehold Improvements and Furniture, Fixtures and Equipment described in those respective Schedules;

         "Furniture, Fixtures and Equipment" refers to all furniture, fixtures and equipment owned or leased by Seller as of the Closing Date that are located in the Branches, all ATMs owned by Seller and located at the Branches and also includes all security devices and systems on the premises of the Branches as well as all artwork and other personal property owned by Seller and situated in or affixed to the Branches, all as set forth in SCHEDULE 1.1(d) attached hereto, as updated at Closing;

         "Hazardous Materials" shall mean any substance which is or contains (i) any "hazardous substance" as now or hereafter defined or listed in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 et seq.) ("CERCLA"), or any regulations promulgated under CERCLA; (ii) any "hazardous waste" as now or hereafter defined in the Resource Conservation and Recovery Act as amended (42 U.S.C. ss. 6901 et seq.) ("RCRA"), or any regulations promulgated under RCRA;
(iii) any substance regulated by the Toxic Substances Control Act as amended (15 U.S.C. ss. 2601 et seq.) or any regulations promulgated thereunder; (iv) gasoline, diesel fuel, oil or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any "pollutant" as now or hereafter defined in the Clean Water Act, as amended (42 U.S.C. ss. 1251 et seq.); and (ix) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any state or federal environmental law or regulation or the common law, or any other applicable laws relating to any real property, which comprises a portion of Assets. Hazardous Materials shall include, without limitation, any substance, the presence of which on any real property comprising a portion of the Assets
(A) requires reporting, investigation or remediation under any Environmental Law; (B) causes or threatens to cause a nuisance on any real property comprising a portion of the Assets, or any adjacent property, or poses or threatens to pose a hazard to the health or safety of persons on any real property, comprising a portion of the Assets, or any adjacent property; or (C) which, if it emanated or migrated from any real property comprising a portion of the Assets, could constitute a trespass;

         "IRC" means the Internal Revenue Code of 1986, as amended;

         "Knowledge" or "known" means an individual shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if such individual is (i) actually aware of such fact or other matter or (ii) a prudent individual serving as a director or as an officer with a title of vice president or above, would reasonably be expected, in the ordinary course of the party's business and consistent with past practices, to discover or otherwise become aware of such fact or other matter.

         "Lease" means any lease or sublease of a lease by which Seller has rights to use real property, but only to the extent such leases or subleases are set forth on SCHEDULE 3.1(h) attached hereto;



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         "Leased Property" means all leasehold interests in real estate owned by
Seller pursuant to a lease included in SCHEDULE 3.1(h) attached hereto;

         "Leasehold Improvements" means all improvements to the real estate subject to a Lease, if any, purchased, installed or constructed by or on behalf of Seller and used in connection with the operation or maintenance of the Facilities, including, without limitation, buildings, structures, parking facilities and drive-in teller facilities, all as set forth in SCHEDULE 1.1(e) attached hereto;

         "Liabilities" means only the following liabilities and obligations of Seller as of the Closing Date, and NONE OTHER:

         (a)      all Assumed Deposits of Seller;

         (b) the unperformed and unfulfilled obligations that are required to be performed by Seller under the terms of all Contracts after the Closing Date; however, the term "Liabilities" does not include any liabilities for money damages or other damages or losses arising in connection with or as the result of a default by Seller prior to Closing under such Contracts;

         (c) Seller's obligations to provide services after the Closing Date in connection with the Assets and the Assumed Deposits;

         (d)      Accrued Expenses;

         (e) any liabilities or obligations for compliance with any Environmental Laws associated with the Real Estate, Leasehold Improvements or other Assets;

         (f) the liabilities to pay the Assumed Deposits, including, but not limited to, liabilities arising from non-cash collection items, cash collection items, on-us accounts, returned deposit items, direct deposit and direct debit arrangements; and

         (g) any other liabilities of Seller which Purchaser agrees in writing to assume at the Closing;

         "Lien" means any lien, claim, security interest, charge, encumbrance, option or adverse claim, except for (i) statutory liens securing payments of taxes or other matters, not yet due, (ii) obligations relating to Deposits which become subject to escheat in the year the Closing occurs, and (iii) such imperfections of title as do not adversely affect the use of the properties or Assets subject thereto or affected thereby or otherwise unreasonably impair business operations at such properties;

         "Material Agreements" means Contracts scheduled in SCHEDULE 3.1(h) which are not Non-Material Agreements.

         "Non-Material Agreements" means the following contracts scheduled in
SCHEDULE 3.1(h): (i) contracts or commitments for the purchase of materials and supplies used by a Branch in its operations entered into in the ordinary and usual course of business which do not involve an amount or value in excess of $5,000 individually and which have a duration of less than one year; and (ii) contracts or commitments for the purchase of services by a Branch entered into in the ordinary and usual course of business which do not involve an amount or value in excess of

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$5,000 individually and $100,000 in the aggregate and which have a duration of less than one year;

         "OTS" means the Office of Thrift Supervision.

         "Owned Real Property" or "Real Estate" means (i) all real property owned by Seller and used in connection with the operation of Seller's business at the Branches being transferred to Purchaser, (ii) all real property held for future expansion of Seller's business at the Branches being transferred to Purchaser, and (iii) the real property, as set forth on SCHEDULE 1.1(f), together with all improvements to such real property, including, without limitation, buildings, structures, parking facilities, ATMs and drive-in teller facilities;

         "Permitted Exceptions" has the meaning given in Section 5.3;

         "Plan" shall mean, with respect to the employees of Seller, any "employee benefit plan," as such term is defined in Section 3(3) of ERISA and any other employee benefit plan, program, agreement, arrangement, policy, practice or understanding, including any foreign plan, personnel policy, stock option plan, bonus plan or arrangement, profit-sharing or pension plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, and any collective bargaining, consulting, employment, termination or change-of-control agreement or arrangement.

         "Preliminary Closing Statement" means the balance sheet of the Assets and the Liabilities prepared by Seller as of 12:01 a.m. Boston, Massachusetts time, on a date mutually agreeable to Purchaser and Seller, which date shall not be more than five (5) business days nor less than two (2) days prior to the Closing Date, in accordance with generally accepted accounting principles (except as necessary to reflect amounts prorated under Section 2.5 as Prepaid Expenses or Accrued Expenses, as the case may be). The Preliminary Closing Statement shall be in a form substantially similar to that attached hereto as Appendix "A;"

         "Prepaid Expenses" means the prepaid expense(s), as set forth in
SCHEDULE 1.1(g) attached hereto, which SCHEDULE shall be amended and updated as of Closing;

         "Purchase Price" shall be the sum of (i) the dollar amount of the Assumed Deposits, excluding (a) Dormant Accounts as of the Closing Date and (b) certificates of deposit that existed on May 31, 2003 that will not reprice or mature between May 31, 2003 and the Closing Date (a list of which are set forth in SCHEDULE 1.1(i), multiplied by 2.05%; (ii) amount of Cash on Hand and the Book Value of Prepaid Expenses, Security Deposits, Furniture, Fixtures and Equipment and Leasehold Improvements; and (iii) the lesser of either aggregate Book Value or aggregate appraised market value ("Market Value") of the Real Estate. Market Value shall be determined by having the Real Estate appraised by both an appraisal firm with knowledge of and experience in the local real estate market selected and paid for by Purchaser and an appraisal firm with knowledge of and experience in the local real estate market selected and paid for by Seller (provided that in each firm one of the persons signing the appraisal on behalf of the firm must have an M.A.I. designation), and if there is any difference as to the aggregate Market Value of the Real Estate, the agreed Market Value for purposes of the Purchase Price shall be the average of the aggregate appraisals from the two appraisal firms; provided that, in the event that the aggregate amount of one set of the appraisals for all of the Real Estate is more than 15% greater than the aggregate amount of the lesser appraisals and one or both of the aggregate appraisals are less than the aggregate Book Value, Purchaser and Seller shall hire a third appraisal firm with knowledge of and experience in the local real estate market (provided that one of the persons signing the appraisal on behalf of such firm must have an M.A.I. designation) to perform additional appraisals of all of the Real Estate, and the Market Value shall then be the average of the three aggregate appraisals. Further, irrespective of any difference in the aggregate Market Value appraisals, if the difference in the appraised value of any one or more individual pieces of Real Estate is 15% or greater than the lesser appraisal for these same properties, a third appraisal firm meeting the standards set forth above shall perform an additional appraisal, and the Market Value for any such individual pieces of Real Estate shall be the average of the three appraisals. The cost of any third appraisals, if required, shall be shared equally by the Purchaser and Seller.

         "Reconciliation Date" means the date on which Seller delivers the Final Closing Statement to Purchaser, which date shall be as soon as practicable after the Closing Date, but in no event later than the twenty-first (21st) day after the Closing Date;

         "Record" or "Records" means all papers, microfiche, microfilm and computer records (including but not limited to, magnetic tape, disk storage and printed copy) of Seller generated or maintained by Seller that are owned by Seller and relate to the Assets or the Liabilities, or the Branches, including without limitation, records pertaining to Assumed Deposits, related policy statements and manuals, and any other records pertaining to any of the Assets, Liabilities or Branches;

         "Review Date" refers to May 31, 2003, unless another date shall be specified in a written document, executed on behalf of both Seller and Purchaser, as the Review Date;

         "Security Deposits" means funds that Seller has placed on deposit with third parties to secure Seller's obligations under Contracts with such parties;

         "Title Company" means a Title Insurance Company chosen by Purchaser;

         "Transaction" means the transactions contemplated in this Agreement;

         "Transfer Instruments" has the meaning ascribed to it in Section 6.2 of this Agreement;

                                   ARTICLE II

                          Purchase, Sale and Assumption
                          -----------------------------

         2.1 Purchase Price, Assumption of Liabilities and Transfer of Assets. At the Closing, and subject to the terms and conditions set forth in this Agreement, Seller shall convey, assign and transfer to Purchaser and Purchaser shall purchase from Seller all of Seller's right, title and interest in and to the Branch Offices and the Assets. In consideration for the Assets and Branch Offices, Purchaser shall assume at the Closing the Liabilities of Seller and shall pay to Seller the Purchase Price. Seller shall also transfer to Purchaser all of Seller's rights and benefits under any

Contracts and the Records of Seller related to any Liability assumed or Asset acquired by Purchaser.

         2.2 Reimbursement for Assumed Deposits. To compensate Purchaser for the assumption of the Assumed Deposits, Seller shall reimburse Purchaser in cash in an amount equal to the Assumed Deposits.

         2.3 Preliminary Closing Statement. On or before 10:00 a.m. CST on the business day prior to the Closing Date, Seller shall present Purchaser with the Preliminary Closing Statement, and the parties will use the amounts reflected on the Preliminary Closing Statement to determine all amounts to be transferred to or from each other at the Closing.

         2.4      Closing. The closing of the transactions contemplated by this

Agreement (the "Closing") shall take place at the business office of the Purchaser at a time and on a date mutually agreed upon by the parties hereto. The Closing Payment (as defined below) between Purchaser and Seller shall be made as follows:

                  (a) Amount. The Seller shall pay to Purchaser an amount (the "Closing Payment") equal to the reimbursement for Assumed Deposits (pursuant to Section 2.2) minus the Purchase Price required to be paid by Purchaser, as adjusted for pro rata payments pursuant to Section 2.5.

                  (b) Method of Payment. Because the parties acknowledge that certain amounts to be paid may not be finally determinable until after the Closing Date, the Closing Payment will be paid as follows:

                           (i) On the Closing Date, Seller will transfer to Purchaser, by wire transfer of immediately available funds, an amount based on the Preliminary Closing Statement which Seller estimates to be the amount of the Closing Payment ("Estimated Closing Payment"). Seller agrees to effect the Fedwire transfer payment provided for hereunder by no later than 12:00 noon CST on the Closing Date and, in the event all other conditions required for consummating the Closing have not been satisfied by 12:00 noon CST on the Closing Date, Seller agrees to make a good faith reasonable effort to effect the wire transfer payment provided for hereunder within one hour following the satisfaction on the Closing Date of such other conditions. Upon Seller's failure to effect payment to Purchaser in accordance with the provisions of this
         Section 2.4, Seller agrees that it shall be required to pay to Purchaser interest on the amount required to be paid to Purchaser on the Closing Date for the number of days elapsed from and including the Closing Date to and including the date on which the required payment is made, at Seller's average rate on the Assumed Deposits, provided, however, Seller shall not be required to pay to Purchaser any interest for the date on which the required payment is made if Seller shall effect payment to Purchaser at such time so as to afford Purchaser a reasonable opportunity to invest the funds received (without regard to whether the funds received are actually invested by Purchaser).

         2.5 Adjustments. The assignments, transfers, acceptances and assumptions of the Assets and the Liabilities and the payment of the amounts due in respect thereof in accordance with Section 2.1 shall be final and without recourse and not subject to any claim for reimbursement, repayment, rescission or avoidance; provided, however, that

                  (a) On the Reconciliation Date, Seller shall deliver the Final Closing Statement to Purchaser. The Final Closing Statement shall become final and binding on Purchaser and Seller fifteen (15) Business Days after its delivery to Purchaser, unless Purchaser gives written notice to Seller of its disagreement with respect to any item included in such Final Closing Statement. Seller and Purchaser shall use reasonable efforts to resolve any disagreement during the fifteen (15) day period following receipt by Seller of the notice. If the disagreement is not resolved during such fifteen (15) day period, the parties agree to submit such disagreement(s) to an independent national accounting firm mutually acceptable to Seller and Purchaser for resolution by such accounting firm. Such accounting firm shall be instructed by Seller and Purchaser to make its determination of the resolution of such disagreement(s) within thirty (30) days after submission of such disagreement(s) to such accounting firm. The determination by such accounting firm shall be set forth in writing and shall be conclusive and binding on the parties hereto. The Final Closing Statement shall be thenceforth revised as appropriate to reflect the determination of such accounting firm, whereupon the Final Closing Statement shall become final and binding. When the Final Closing Statement becomes final and binding, Seller shall pay Purchaser, or Purchaser shall pay Seller, as appropriate, an amount in cash equal to the difference between the amount paid at the Closing and the amount calculated in accordance with Section 2.1 based on the figures on the Final Closing Statement, plus interest accrued from the Closing Date to the date such payment is made at the Federal Funds Rate (the "Net Settlement Amount"). The fees and disbursements of the accounting firm selected to resolve any disagreements shall be shared and paid equally by Seller and Purchaser.

                  (b) If any Asset is not assignable as of the Closing Date for any reason, then Seller shall use reasonable efforts to assign such Asset to Purchaser as soon as possible after the Closing Date but in no event later than on the Reconciliation Date. In the event Seller is unable to assign any such Asset to Purchaser on the Reconciliation Date without limiting any other remedy Purchaser may have, then Seller shall
         (i) no longer have any obligation to assign such Asset to Purchaser, and (ii) refund to Purchaser within three (3) business days in cash the Book Value of such Asset, plus interest at the Federal Funds Rate plus 5% from the Closing Date through the date of such refund.

                  (c) All operating expenses and fees accrued or prepaid on or prior to the Closing Date, including, without limitation, wages and salaries of Employees employed by Purchaser on or after the Closing Date, rent, estimated additional rent, Security Deposits, deposit insurance premiums, utility payments, telephone charges, maintenance contract payments, personal property taxes, real property taxes and assessments, other ordinary operating expenses of the Facilities and other expenses related to the Assets or Liabilities shall be prorated between the parties as of the Closing Date. All real and personal property taxes and current installments of special assessments levied or assessed with respect to the Real Estate, the Leasehold Improvements, and the Furniture, Fixtures and Equipment shall be disclosed to Purchaser in advance of Closing and shall be prorated between Seller and Purchaser on a daily basis as of the Closing Date based upon the fiscal year of the appropriate taxing authority; provided, however, if estimated taxes for 2003 are not available on the Closing Date, then the proration of taxes shall be based on 2002 actual taxes, provided that any special assessment must be set forth on SCHEDULE 2.5(c) and delivered with this Agreement. If the proration of taxes is based on the 2002 actual taxes, then the Seller shall reimburse Purchaser to the extent estimated taxes for 2003 are greater than the 2002 actual taxes, and Purchaser shall reimburse Seller to the extent estimated taxes for 2003 are less than the 2002 actual taxes. Utilities and any other normal maintenance and operating expenses relating to the Real Estate, and the Leasehold Improvements shall be prorated between Seller and Purchaser as of the Closing Date on a daily basis. Notwithstanding Seller's normal practices and procedures, to the extent that Seller has paid expenses that are expenses allocable to Purchaser pursuant to this
         Section 2.5(c), such expenses shall appear as "Prepaid Expenses" on the Preliminary Closing Statement or, if not allocable as of the date the Preliminary Closing Statement is calculated (the "Preliminary Closing Statement Date"), on the Final Closing Statement. Notwithstanding Seller's normal practices and procedures, to the extent that expenses have been incurred but not paid by Seller on or prior to the Closing Date, they shall appear as an Accrued Expense on the Preliminary Closing Statement or, if not incurred by the Preliminary Closing Statement Date, on the Final Closing Statement.

                  (d) With respect to the proration of deposit insurance premiums, Purchaser shall reimburse Seller for the amount of any deposit insurance assessments that Seller is required to pay for periods in which the Assumed Deposits are included in Seller's deposit insurance assessment base but during which periods Purchaser has liability for the Assumed Deposits. The amount of such reimbursement, based on Purchaser's effective assessment rate of 1.6 basis points (regardless of Seller's assessment rate), will be included as a Prepaid Expense on the Preliminary Closing Statement and will be adjusted as necessary on the Final Closing Statement.

         2.6 IRA Deposits. With respect to Deposits that are individual retirement accounts created by a trust for the exclusive benefit of an individual or his or her beneficiaries in accordance with the provisions of
Section 408 of the IRC ("IRA Deposits") as to which Seller is the custodian or trustee, Seller will appoint Purchaser as successor custodian of all such IRA Deposits pursuant to a form of appointment acceptable to Seller and Purchaser. Effective as of the Closing Date, Purchaser will accept appointment as custodian with respect to such IRA Deposits and will perform all of the duties so transferred and comply with the terms of Seller's agreement with the depositor of the IRA Deposits affected thereby. The form of Seller's agreement for IRA Deposits is attached as SCHEDULE 2.6.

         2.7      Taxes and Bulk Transfer.

                  (a) Sales Tax. Seller shall be responsible for paying any sales and use taxes which are payable as a result of the consummation of the transactions contemplated by this Agreement.

                  (b) Gains Tax and Real Property Transfer Tax. Any gains taxes or real estate transfer taxes which are payable or arise as a result of this Agreement shall be payable by Seller. At the Closing, Seller shall furnish Purchaser with (i) either the statement of tentative assessment or statement that no tax is due provided by the applicable taxing authority of the Commonwealth of Massachusetts; and
         (ii) a real property transfer tax form on the form specified by the applicable taxing authority. Purchaser and Seller will cooperate in the preparation of any applicable filings and returns required by Massachusetts tax law.

                  (c) Seller hereby indemnifies and holds Purchaser harmless from and against the Seller's portion of any such taxes including those arising upon subsequent audit by any taxing authority, including interest and penalties. This Section shall survive the Closing.

                  (d) Bulk Transfer Requirements. Seller and Purchaser shall comply prior to Closing with any bulk transfer law or regulation applicable to the transaction contemplated by this Agreement.

                  (e) Information Reports. With respect to the calendar year in which the Closing Date occurs, for Federal Income Tax reporting purposes Seller will report all interest accrued and paid with respect to all Assumed Deposits up to the Closing Date. Purchaser will report all interest accrued and paid with respect to all Assumed Deposits after the Closing Date.

                                  ARTICLE III

                         Representations and Warranties
                         ------------------------------

         3.1 Representations and Warranties of Seller. Seller has delivered to Purchaser on the date hereof accurate and complete schedules to this Agreement in final form as of the Review Date. At the Closing, Seller shall provide Purchaser with supplemental schedules to this Agreement reflecting changes thereto based on changes between the Review Date and the day that is two Business Days prior to the Closing Date as contemplated by this Agreement. Seller represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, the following:

                  (a) Seller is a federal savings association duly organized, validly existing and in good standing under the laws of the United States of America and has corporate power and authority to own, operate and lease the properties owned or leased by it and to carry on its business as now being conducted.

                  (b) Seller has the corporate power and authority to enter into and, subject to obtaining all requisite governmental approvals, perform its obligations pursuant to this Agreement.

                  (c) The execution, delivery and performance by Seller of this Agreement, the Transfer Instruments and the Closing Documents and the performance by Seller of its obligations hereunder have been duly and effectively authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and upon the due authorization, execution, and delivery of this Agreement by Purchaser, this Agreement will be the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to obtaining all requisite governmental approvals and subject to applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting the enforcement of rights of creditors generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Transfer Instruments and the Closing Documents (to the extent required to be executed by Seller), when executed and delivered by Seller, will constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject to obtaining all requisite governmental approvals and subject to applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting the enforcement of rights of creditors generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (d) The execution, delivery and performance of this Agreement, the Transfer Instruments and the Closing Documents by Seller and the consummation of the transactions contemplated hereby by Seller, subject to obtaining all required regulatory approvals and the expiration of any mandatory waiting periods, do not and will not violate any provision of, or constitute a breach of or default under,
         (i) Seller's charter documents, or (ii) any applicable law, rule, regulation, regulatory agreement or instruction, judgment, ruling, order, writ, applicable law, rule, regulation, judgment, ruling, order, writ, injunction or decree of any court, government or governmental agency, or any contract, agreement or instrument (other than contracts, leases, agreements included as Liabilities to the extent the assignment of which to Purchaser requires the consent of a third party which consent is obtained by Seller prior to Closing), or loan to which Seller is a party or by which Seller is bound, or constitute an event which with the lapse of time or action by a third party could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Seller.

                  (e) The books and Records of Seller relating to the Assets and Liabilities, including the Accounting Records, are complete and correct in all material respects and have been maintained in accordance with good business practice. The Accounting Records have been prepared in accordance with applicable laws and generally accepted accounting principles consistently applied throughout the periods involved. The Accounting Records fairly present the financial position of Seller relating to the Assets and Liabilities as of the date thereof, and the results of operations relating to the Assets and Liabilities for the periods referred to therein. Seller did not have, as of the Review Date, any liabilities (absolute or contingent) which relate to the Assets, Liabilities or Branches and are not reflected or provided for in the Accounting Records.

                  (f) Seller has, and prior to the consummation of the transactions contemplated hereby, Seller will own and have, and upon consummation of the transactions contemplated hereby Purchaser will own and have, good and indefeasible title in and to all of the Assets (other than those assets disposed of in the ordinary course of business of Seller), in each case, free and clear of all Liens, except (i) as set forth in the attached SCHEDULE 3.1(F), and (ii) liens for taxes not yet due and payable (such items described in clauses (i) and (ii) are collectively referred to as "Permitted Encumbrances").

                  (g) Except for matters described in the attached SCHEDULE 3.1(g), there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to Seller's Knowledge, threatened against Seller before any court, government agency, administrative body or arbitrator which relate to the Assets and Liabilities to be transferred pursuant to this Agreement or to the Branches. There is no litigation or proceeding pending or, to Seller's Knowledge, threatened against Seller which challenges the legality or enforceability of this Agreement or which seeks to prohibit or delay the consummation of the transactions contemplated herein.

                  (h) The Contracts described in SCHEDULE 3.1(h) constitute all agreements, contracts and real and personal property leases (other than loans entered into in the ordinary course of business) relating to the Branches (but excluding any agreement, contract or lease that do not relate to the Liabilities or the Assets) which, in the case of any such contract, agreement or lease, involve aggregate expenditures by the Seller of more than $5,000 during the entire relevant term in effect as of the date hereof or are not due to be terminated in accordance with the terms thereof within 12 months after the date hereof. Except for matters contained in SCHEDULE 3.1(h), Seller is not a party to or bound by any of the following, to the extent they relate to the Assets, Liabilities or Branches: (i) employment contract (including without limitation any collective bargaining contract or union agreement) (ii) any Plan, including any bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or arrangements; (iii) lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, other than personal property leases involving annual payments of less than $5,000; (iv) contract or commitment for capital expenditures in excess of $5,000 for any one Branch from the date of this Agreement through Closing; (v) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days from the date of this Agreement; (vi) agreement or instrument or charter or other corporate restriction which adversely affects the financial condition, assets, liabilities, business or prospects of Seller; (vii) agreement or instrument or charter or other corporate restriction which adversely affects the Assets or Liabilities; (viii) contract or option to purchase or sell any real or personal property otherwise than in the ordinary course of business; (ix) indenture, mortgage, note, debenture, guaranty, security agreement or other debt instrument or agreement (exclusive of obligations entered into in the ordinary course of business) under which Seller has a liability; (x) consulting or other similar contracts; or (xi) contract, other than the foregoing, not made in the ordinary course of business. Complete and correct copies of all such contracts, commitments, leases, agreements, Plans and other documents described in SCHEDULE 3.1(h) have been made available to Purchaser.

         Seller (to the extent a failure of such performance could reasonably be expected to cause an adverse change in the Assets or Liabilities) has in all respects performed all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in default under, any outstanding indenture, mortgage, contract, lease or other agreement to which Seller is a party or by which the Assets, the Liabilities or the Branches are bound or affected. Except as set forth in SCHEDULE 3.1(h), to the Knowledge of Seller, all contracts, agreements and commitments disclosed to Purchaser pursuant to this Section

         3.1-(h) and assumed by the Purchaser pursuant to this Agreement are valid, binding and in full force and effect, and no event has occurred and remains uncured which constitutes a material default or results in a right of acceleration, termination or any similar right by any party (or would, but for the passage of time or the giving of notice, constitute a material default or result in a right of acceleration, termination or similar right) under any such contract.

                  (i) Except with respect to tax matters and environmental matters, as to which separate representations are made herein, (i) Seller is in material compliance in all respects with all applicable federal, state and local statutes, rules, regulations, orders and ordinances, including those relating to labor matters, civil rights matters and occupational safety and health matters relating to the Branches, Assets and Liabilities, and (ii) except as described in
         SCHEDULE 3.1(i), the Seller has not received any written notification of any asserted past or present, failure to comply with any such statutes, rules, regulations, orders, ordinances, codes, licenses, franchises, permits, authorizations, and concessions from any governmental authority or agency relating to the Branches, Assets and Liabilities, where such failure has not been cured or waived.

                  (j) Seller has not received any indication from any federal, state or other governmental agency that such agency would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby, including any required regulatory approval.

                  (k) Except for Sandler O'Neill & Partners, L.P. ("Sandler"), Seller has not employed any broker, finder or other investment advisor or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                  (l) Attached hereto as SCHEDULE 3.1(l) is a list, complete and accurate in all respects, of each Branch owned in fee or leased by the Seller. Such list sets forth the address of each Branch. All of Seller's Leases with respect to the Branches are assignable, subject to any required landlord consent.

                  (m) Seller has provided Purchaser with a true and complete list of all persons employed by the Seller at the Branches, including those on leave of absence, disability, layoff and vacation, as of the date hereof, together with the title, location, date of hire, compensation of each and, for purposes of benefit plan accrual calculations, date of birth. With respect to such employees: (i) Seller is not a party to or bound by any employment agreement or collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the Seller's employees, nor is any such contract or agreement presently being negotiated, (ii) there is no unfair labor practice charge or complaint pending or, to the best Knowledge of the Seller, threatened against or otherwise affecting the Seller, (iii) there is no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy in effect, threatened against or otherwise affecting the Seller, (iv) there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Seller and (v) Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and Seller is not engaged in any unfair labor practice.

                  (n) The copies of all contracts, leases, reports, agreements, correspondence and other documents relating in any manner to the Assets and Liabilities, furnished or made available at any time to Purchaser by or on behalf of Seller pursuant to this Agreement are true, accurate and complete in all respects.

                  (o) SCHEDULE 3.1(o) sets forth in detail: (i) the categories of Deposits which are anticipated to be Liabilities, indicating the dollar amount of Deposits in each category and the percentage which such amount constitutes of all Deposits which are Liabilities as of the Review Date, (ii) the weighted average interest rate paid with respect to each such category of Deposits as of the Review Date and (iii) the weighted average maturity of each such category of Deposits as of the Review Date. All of the Accounts accurately reflect the transactions made as to same and have been administered and, originated in compliance with the documents governing the relevant type of Account and all applicable laws. Except as set forth on SCHEDULE 3.1(O), Seller has no knowledge of any facts or circumstances that could adversely affect items (i) through (iii) between the Review Date and the Closing Date. The Assumed Deposits do not include any Brokered Deposits.

                  (p) Any and all taxes relating to the Assets, the Liabilities, the Employees and any and all other employees who are no longer employed as of the Closing Date and the operations of the Branches which are due and payable on or prior to the Closing Date have been paid in full, or will be so paid on or prior to the Closing Date. All tax returns (including extensions or amendments thereto) required to be filed with any relevant taxing authority for periods ending on or prior to the Closing Date with respect to any and all taxes relating to the Assets, Liabilities, or the operations of the Branches have been timely filed or will be timely filed on or prior to the Closing Date. With respect to the Assumed Deposits, Seller is in material compliance with applicable laws and Internal Revenue Service ("IRS") regulations relative to obtaining from depositors of the assumed Deposits liabilities executed IRS Forms W-8 and W-9, or is back-up withholding on such account. All information returns, reports and forms required to be furnished by Seller and any predecessor of Seller that was an Affiliate of Seller to any depositor or to any taxing authority with respect to the Assets, Liabilities, or the Branches have been or will be furnished to such depositors or such taxing authority within the time required by applicable law. All employment tax information reports, returns and forms required to be furnished by Seller and any such predecessor of Seller, as predecessor employer, regarding the Employees and any and all other employees who are no longer employed as of the Closing Date to any Employee of Seller or to any taxing authority with respect to compensation paid by Seller and any such predecessor of Seller to such Employee (such as IRS Form W-2) have been or will be furnished to such Employees within the time required by applicable law.

                  (q) Seller has all necessary approvals, authorizations, consents, permits, licenses and orders of each appropriate Regulatory Agency or other authority for the business conducted by Seller. To its Knowledge, Seller has complied with, and is not in default in any material respect under, any laws, ordinances, requirements, regulations, or orders applicable to its business that might reasonably be expected to prohibit consummation of the Transaction. Seller is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or would reasonably be expected to materially and adversely affect, consummation of the Transaction by Seller.

                  (r) At its most recent regulatory evaluation of Seller's performance under the Community Reinvestment Act (the "CRA"), Seller's record of performance was deemed to be "outstanding" or "satisfactory," and no proceedings are pending or, to the Knowledge of Seller, threatened, that would result in a change in such evaluation. Seller has not yet received any adverse public comments with respect to its compliance under the CRA since the date of its most recent regulatory evaluation of its performance under the CRA.

                  (s) With respect to any Branch there is no legal, administrative, or other proceeding, claim, or action of any nature seeking the imposition of any liability arising from the release of Hazardous Materials under the Environmental Laws pending or, to the knowledge of Seller, threatened.

                  (t) SCHEDULE 3.1(t) sets forth a true and complete list of all fidelity bonds and insurance policies owned or held by, or issued in favor of, Seller with respect to the Branches. Such fidelity bonds and insurance are adequate for the business conducted by Seller at the Branches in respect of amounts, types and risks insured and will be maintained by Seller through the Closing Date.

                  (u) Seller currently has access to the funds necessary to pay the reimbursement amount set forth in Section 2.2 of this Agreement.

                  (v) Seller has had no incidents or suspected incidents of fraud or defalcation at the Branch Offices during the last two years. The Seller is fully aware of its responsibilities with respect to the Bank Secrecy Act requirement as to the filing of Currency Transaction Reports (CTRs) and Suspicious Activity Reports (SARs). In addition, Seller is fully aware of its responsibilities with respect to the USA Patriot Act, Gramm Leach Bliley Act Privacy Provisions, Office of Foreign Assets Control Regulation (OFAC), Bank Protection Act, all applicable Financial Crimes Enforcement Network (FinCEN) requirements and all other related laws. Seller further represents that it has complied in all material respects with these laws, has properly monitored transaction activity (including but not limited to wire transfers), and has filed, to the best of its knowledge, all necessary CTRs and SARs related to the Branch Offices. Seller also represents, to the best of its knowledge, that there are no Branch customers, other than those set forth on the SCHEDULE 3.1(v) that should be particularly monitored for unusual activity. During the past two years Seller has filed 3 CTRs and 1 SAR with the appropriate regulatory agencies with respect to activities related to the Branches.

         3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the date of this Agreement and as of the Closing Date, the following:

                  (a) Purchaser is a federal savings association duly organized, validly existing and in good standing under the laws of the United States of America, and has all requisite corporate power and authority to own, operate and lease the properties owned or leased by it, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations pursuant to this Agreement.

                  (b) The execution, delivery and performance by Purchaser of this Agreement, the Transfer Instruments and the Closing Documents (to the extent required to be executed by Purchaser), have been duly and effectively authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and upon the due authorization, execution, and delivery of this Agreement by Seller, this Agreement will be the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to obtaining all requisite governmental approvals and subject to applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting the enforcement of rights of creditors generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Transfer Instruments and the Closing Documents (to the extent required to be executed by Purchaser), when executed and delivered by Purchaser, will constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to obtaining all requisite governmental approvals and subject to applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting the enforcement of rights of creditors generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) The execution, delivery and performance by Purchaser of this Agreement, the Transfer Instruments and the Closing Documents, and, subject to obtaining all required regulatory approvals, the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not violate, with or without the giving of notice or the passage of time, or both, any provision of law applicable to Purchaser and do not and will not conflict with or result in a breach, modification or termination of any provision of, or constitute a default under, to Purchaser's Charter (as amended), Purchaser's By-laws (as amended), or any material indenture, mortgage, deed of trust, lease, contract, agreement or other instrument or any order, judgment, award, decree, statute, ordinance, regulation binding upon Purchaser.

                  (d) Purchaser has all necessary approvals, authorizations, consents, permits, licenses and orders of each appropriate Regulatory Agency or other authority for the business conducted by Purchaser. To its Knowledge, Purchaser has complied with, and is not in default in any material respect under, any laws, ordinances, requirements, regulations, or orders applicable to its business that might reasonably be expected to prohibit consummation of the Transaction. Purchaser is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or would reasonably be expected to materially and adversely affect, consummation of the Transaction by Purchaser.

                  (e) There is no litigation, claim, suit, action, proceeding or investigation, whether pending or, to Purchaser's Knowledge, threatened at the present time, except as described in
         SCHEDULE 3.2(e), that questions the validity of this Agreement or any action to be taken in connection with the Transaction or that, if adversely determined, might reasonably be expected to prohibit consummation of the Transaction.

                  (f) Except for Keefe, Bruyette & Woods, Inc., acting as investment adviser to Purchaser in the Transaction, no broker, finder or similar agent has been employed by or on behalf of Purchaser in connection with the Transaction and no person or entity is entitled to receive from Purchaser any brokerage commission, finder's fee or similar compensation in connection with this Agreement or the Transaction.

                  (g) Purchaser has not received written notice from any governmental or regulatory authority indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the Transaction, and Purchaser has no reason to believe that the approvals of the OTS and the FDIC (or any other governmental authority) to be sought by Purchaser in connection with the Transaction will not be granted.

                  (h) At its most recent regulatory evaluation of Purchaser's performance under the CRA, Purchaser's record of performance was deemed to be "outstanding" or "satisfactory," and no proceedings are pending or, to the Knowledge of Purchaser, threatened, that would result in a change in such evaluation.

                                   ARTICLE IV

                              Pre-Closing Covenants
                              ---------------------

         4.1 General Pre-Closing Covenants of Seller. In addition to performing other covenants set forth in this Agreement, prior to the Closing Date Seller shall:

                  (a) Deliver to Purchaser a copy of the monthly unaudited balance sheet that relates to the Assets and Liabilities and a statement of expenses for each month within fifteen (15) days after the end of each month;

                  (b) Operate the business of Seller relating to the Assets and Liabilities only in a prudent manner, consistent with past practices, including, without limitation, maintaining deposit pricing within market levels;

                  (c) Maintain the Fixed Assets in their current repair, order and condition, consistent with past practices, reasonable wear and use and damage by fire or casualty excepted, however, it is specifically provided that in the event of material damage to a Fixed Asset by fire or casualty, Seller shall consult with Purchaser and at Purchaser's direction pay to repair the Asset to its original condition. In the event that Seller fails or refuses to pay to repair the Asset to its original condition, Purchaser shall have the right, at its option, to exclude the Branch relating to the Fixed Asset from the Transaction. If Purchaser elects to exclude the Branch from this Transaction, such Branch shall not constitute an Asset; provided, however that the Assumed Deposits of such Branch shall constitute Liabilities and be assumed by Purchaser as if such Branch had been an Asset.

         It is specifically provided, however, that no premium shall be paid by Purchaser on the Assumed Deposits related to any such Branch except the Lexington Branch Office for which a premium would be payable as set forth in the definition of Purchase Price contained in this Agreement. It is further provided, however, that if, as a result of Purchaser not having to pay a premium on the Assumable Deposits at one or more Branches, the total amount of Assumed Deposits on which Seller will receive a premium falls below $185,000,000, Seller has the option to terminate this Agreement without further liability;

                  (d) Maintain the books, accounts and Records of Seller relating to the Branches, Assets and Liabilities in a full and competent manner, consistent with generally accepted accounting principles, and in a manner that will accurately reflect the business and affairs of Seller relating to the Assets and Liabilities;

                  (e) Comply in all material respects with all laws applicable to Seller and the conduct of its business as it relates to the Assets and Liabilities, perform all of its obligations under all Contracts with Seller's customers and employees, maintain the goodwill and reputation associated with Seller through Closing, and generally perform all such obligations without default;

                  (f) Neither make nor allow any amendment to its charter or By-laws and enter or agree to enter into no merger or consolidation with, nor sell all or substantially all of its assets to, any other person or corporation nor change the character of its business in any manner if the effect of such transaction would be to impair the ability of Seller to convey the Assets to Purchaser at the Closing, and not make or allow any amendment, termination (other than through the expiration of the term) or modification of any of Seller's Contracts listed on SCHEDULE 3.1(h), except as approved in advance by Purchaser in writing;

                  (g) Neither incur nor suffer to exist a Lien on any of the Assets not disclosed in a schedule to this Agreement nor extend or modify any Lien related to any of the Assets, nor agree to sell or otherwise dispose of any of the Assets (except as set forth in this Agreement or on SCHEDULE 4.1(g) hereto and except portions of the Assets sold, used or disposed of in the ordinary course of business of Seller without having a material adverse effect on the continuing business of Seller, the Assets or Liabilities);

                  (h) Other than emergency repairs or where Seller has a contractual obligation to make repairs, not make any renovation of any Real Estate of Seller and enter into any lease or agreement with respect to any of the Assets;

                  (i) Maintain insurance upon the Assets in accordance with the insurance coverage reflected in SCHEDULE 3.1(t) hereof in respect to the kind and amount of risk currently insured against, in accordance with its current practice;

                  (j) Timely file all federal, state, city, municipal, county and local tax returns and reports, including without limitation, income, franchise, excise, ad valorem and other taxes with respect to its business and properties and pay all taxes or assessments, except for taxes being contested in good faith by appropriate proceedings for which an adequate reserve has been made, as they become due;

                  (k) Unless otherwise agreed to by Purchaser in writing, neither grant nor make an increase in the compensation payable or to become payable to any Employee, nor enter into any employment agreement or other contract or arrangement with respect to the performance of personal services by any Employee other than increases in compensation consistent with past practices;

                  (l) Join with Purchaser and cooperate fully in filing, as soon as possible, any necessary notice or applications to any federal or state agency the delivery of notice to which or the approval of which is required by applicable law with respect to the Transaction;

                  (m) Promptly advise Purchaser in writing of any material adverse change to the Branches, Assets and Liabilities or any event which would affect the ability of Seller to consummate the Transaction;

                  (n) Not take any actions that will injure Purchaser's present business relations with its depositors, customers and others, and shall not commit any act, or in any way assist others to commit any act that materially injures Purchaser or the business heretofore conducted by Purchaser; provided, however, nothing herein shall prohibit Seller from taking such actions as required by applicable law;

                  (o) Pursuant to Seller's agreement with Sandler, have Seller pay any commissions due and payable to Sandler in connection with the transactions set forth in this Agreement;

                  (p) Unless otherwise agreed to by Purchaser in writing, enter into any lease arrangement with respect to any Real Estate; and

                  (q) Seller shall use its best efforts to aggressively negotiate and effect a modification to the existing tenant lease at the Wellesley Branch Office to provide Purchaser with an additional 900 square feet to be used for branch expansion or, if unsuccessful, Seller shall use its best efforts to negotiate a termination of the existing lease before the Closing Date. For purposes of this section, "best efforts" shall include costs and expenses incurred, including direct payments to the existing tenant, of up to $400,000 in order to obtain the desired space. Of any such costs and expenses paid, Seller will pay the first $200,000 and Purchaser and Seller will share equally any costs and expenses over and above the first $200,000. In the event that the desired space cannot be obtained by incurring costs and expenses of $400,000 or less, Purchaser has the option to terminate this Agreement without any further liability.

         4.2 Inspection. Beginning on the date of this Agreement, Purchaser and Purchaser's counsel, accountants and other representatives shall have the right to inspect and shall have access to Seller's Branches, Records, financial statements relating to the Branches, Assets and Liabilities, and officers and employees during normal business hours, after reasonable advance notice and provided such access does not materially disrupt Seller's operations. Seller shall furnish to Purchaser promptly all information requested by Purchaser relating to Seller which is necessary for inclusion in any filing with any regulatory agency necessary to obtain approval for or to give notice of the Transaction; all information so furnished shall be true and correct in all material respects without omission of any material facts required to be stated to make the information stated therein not misleading. Purchaser will keep confidential all information obtained pursuant to this Agreement and in the event of termination of this Agreement will return to Seller all documents and other information obtained pursuant thereto.

         4.3 Notification of Changes. Seller and Purchaser will promptly notify the other in writing of the existence or happening of any fact, event or occurrence that may tend to alter the continuing accuracy or completeness of any representation or warranty made by such party contained in this Agreement.

         4.4 No-Shop. In consideration of the substantial time and expense to be undertaken by Purchaser in connection with seeking regulatory approval of the Transaction and complying with the other conditions precedent of this Agreement, while this Agreement is in effect, Seller, and any officer, director or shareholder of Seller, collectively or separately, shall not, directly or indirectly (i) solicit or encourage inquiries or proposals with respect to the sale of any of the Assets (or the transfer of the Assumed Deposits) of Seller from any party other than Purchaser or (ii) enter into any agreement with any party other than Purchaser regarding the sale of any of the Assets of Seller or the transfer of the Assumed Deposits.

         4.5 Public Disclosure. Until the Closing, Purchaser and Seller will not make any press release or other public disclosure concerning this Agreement or the Transaction without the prior written consent of the other parties to this Agreement; provided, however, that notwithstanding the foregoing, Purchaser and Seller will be permitted to make a public announcement of the execution of the Agreement and will be permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations or which may be necessary to obtain regulatory approval for the Transaction. Each of the parties will consult with the other as to the form and content of any press release or other public disclosure of matters related to this Agreement or the transaction. Any such disclosure shall be transmitted to the other party and its counsel prior to its publication.

         4.6 Applications. Purchaser shall use all commercially reasonable efforts to file, as soon as possible, any necessary notice or applications with any federal or state agency the delivery of notice to which or the approval of which is required by applicable law with respect to the Transaction; provided, however, that Purchaser shall file the notice to the OTS regarding the Transaction. Seller agrees to use all reasonable efforts to assist Purchaser in obtaining all regulatory approvals necessary to complete the Transaction, and Seller will provide to Purchaser or to the appropriate Regulatory Authorities all information within its possession reasonably required to be submitted by Purchaser in connection with such approvals.

         4.7 Marks, Forms, Materials and Signage. Purchaser and Seller agree to cooperate and coordinate efforts with respect to the removal of existing interior and exterior signs at the Branch Offices identifying Seller and the installation of new signage. Purchaser agrees to arrange for and pay for the cost of such removal and installation, and Seller agrees to reimburse

Purchaser for reasonable costs related to signage removal and any repairs necessary to restore areas bearing previous signage to an acceptable condition. Signs will be removed and installed as soon as practicable, but no more than fifteen (15) days, after the Closing Date. Purchaser shall not use, keep or claim any registered or unregistered trademark, service mark or other identification commonly associated with Seller, or any sign, display or similar material of Seller or any banking or other forms, stationery, traveler's checks, cashier's checks, manager's checks or similar banking material of Seller or bearing Seller's name or other similar marks or identification, or any proprietary material of Seller not relating to the Assets or Liabilities including without limitation public relations, explanatory or advertising materials.

         4.8 Branch Operations. Purchaser shall comply with all applicable branch closing laws, including continuing to operate each of Seller's Branches at its current location for a period of ninety (90) days after the Closing Date (unless Seller has been provided written confirmation from Purchaser that any earlier change in location by Purchaser would comply with or otherwise be exempt from the notice and other requirements under federal and state laws).

         4.9 Business Relations. From the date of this Agreement through the Closing, Purchaser shall not take any actions that will injure Seller's present business relations with its depositors, customers and others, and shall not commit any act, or in any way assist others to commit any act that materially injures Seller or the business heretofore conducted by Seller; provided, however, nothing herein shall prohibit Purchaser from taking such actions as required by applicable law.

         4.10 Data Processing Services/Conversion. Purchaser and Seller agree to cooperate in the scheduling of data processing conversion so that, on or before the Business Day following the Closing Date, Purchaser shall have converted all data processing functions pertaining to the Liabilities and Assets, including without limitation functions related to deposit-taking and check-clearing activities and processing of ACH items, to Purchaser's own data processing system or to a third-party provider of such services selected by Purchaser. Seller shall cooperate in a reasonable manner, at Seller's sole cost and expense, and upon such other reasonable terms as Seller may specify, in removing the data from Seller's data processor. Seller shall have no further obligation to provide data processing services to Purchaser from and after the Closing Date. Purchaser shall be responsible, at its sole cost and expense, to install the data on Purchaser's own data processing system. In no event shall Seller be required to provide any computer programming, source code or changes in existing file layouts. In the event that data processing conversion is not completed on or before the Business Day following the Closing Date, Seller agrees to continue to provide data processing services for Purchaser, for which services Purchaser agrees to pay Seller a service fee of $500 per day until the conversion has been completed, but it is specifically provided that if the conversion does not occur within thirty (30) days after the Closing Date, such service fee shall be increased to $1,000 per day.

         4.11 Continuing Cooperation. The parties to this Agreement agree that they will act in good faith and use their best efforts (i) to cooperate with each other to carry out the transactions contemplated by this Agreement and
(ii) to satisfy their respective conditions to Closing set forth in Article VI of this Agreement.

                                   ARTICLE V

                 TITLE AND SURVEY; ENVIRONMENTAL MATTERS; OTHER
                 ----------------------------------------------

         5.1 Title Commitments. Seller shall provide Purchaser with a copy of all title policies in its possession for the Owned Real Property and Leased Property. Within thirty (30) days from the date of this Agreement, Purchaser may, at Purchaser's sole cost and expense, obtain a current commitment for title insurance (the "Title Commitment") for each parcel of Owned Real Property, in each case for an Owner's Policy of Title Insurance, in a face amount equal to the Book Value of the respective parcel of Owned Real Property issued by Title Company. The Title Commitments shall be reasonably satisfactory to Purchaser and may include endorsements such as access, survey, comprehensive, separate tax parcel and 3.0 or 3.1 zoning compliance, and such endorsements shall be considered part of the Title Commitment.

         5.2 Surveys. Within forty-five (45) days after the date hereof, Purchaser may, at Purchaser's sole cost and expense, obtain a survey for each parcel of Owned Real Property.

         5.3 Review of Title Commitments, Surveys and Exception Documents. In the event that the Surveys or the Title Commitments contain any exceptions to title other than those matters set forth in the standard printed exceptions (the "Standard Exceptions") and all exceptions in any Owner's Policy for Title Insurance previously issued to Seller (which are described in Schedule 5.3), then Purchaser shall have a period of fifteen (15) days (the "Title Review Period") commencing with the day Purchaser has received the last to be received of the Title Commitments and the Survey(s) in which to give written notice to Seller specifying objections to one or more of those items (the "Objections"). Any such other exception to title contained in the Surveys, and/or Title Commitments and not objected to in writing by Purchaser as described above shall be deemed as accepted and approved by Purchaser (all such matters not objected to by Purchaser, together with the Standard Exceptions and all exceptions in any Owner's Policy for Title Insurance previously issued to Seller, being hereinafter referred to as the "Permitted Exceptions").

         5.4 Seller's Right to Cure Objections. If Purchaser notifies Seller of Objections in writing, prior to the expiration of the Title Review Period, then Seller shall, within fifteen (15) business days after Seller's receipt of notice, either satisfy the Objections at Seller's sole cost and expense or promptly notify Purchaser in writing of the Objections that Seller cannot or will not satisfy at Seller's expense. Notwithstanding the foregoing sentence, Seller shall, in any event, be obligated to cure those Objections that are liens, encumbrances or security interests or that have been voluntarily placed against any of the Assets by Seller after the date hereof. Seller shall utilize reasonable diligence to cure all other Objections in a manner that does not impose an unreasonable monetary burden on Seller. Any Objection appearing in the Title Commitments that is objected to by Purchaser will be deemed to be cured if the Title Company issues a revised commitment stating that such exception will not appear in the Owner's Policy of Title Insurance to be issued pursuant to the Title Commitment. If Seller fails or refuses to satisfy any Objection (other than objection(s) described in the preceding sentence), then Purchaser may either (i) waive the unsatisfied Objections by notice in writing to Seller (in which case such objection(s) shall become a Permitted Exception) or (ii) notify Seller in writing that it does not wish to purchase the Branch to which such Objection relates. If Purchaser elects to exclude the Branch from this

Transaction, such Branch and any related Assets shall not constitute an "Asset" and shall not be conveyed to Purchaser at Closing; provided, however, that the Assumed Deposits of such Branch shall constitute Liabilities and be assumed by Purchaser as if such Branch had been an Asset. It is specifically provided, however, that no premium shall be paid by Purchaser on the Assumed Deposits related to any excluded Branch except the Lexington Branch Office for which a premium would be payable as set forth in the definition of Purchase Price contained in this Agreement. It is further provided, however, that if, as a result of Purchaser not having to pay a premium on the Assumable Deposits at one or more Branches, the total amount of Assumed Deposits on which Seller will receive a premium falls below $185,000,000, Seller has the option to terminate this Agreement without further liability.

         5.5 Environmental Matters. Seller has provided Purchaser with all reports in its possession reflecting the results of a Phase I environmental assessment (including any asbestos surveys) performed on the Branches ("Seller's Assessments"). Purchaser acknowledges that Purchaser, within thirty (30) days after the date hereof, has the right and opportunity to obtain its own inspections and reviews of the Branches and Real Estate at Purchaser's expense, and that Purchaser is not purchasing the Branches and Real Estate in reliance upon Seller's Assessments or upon any representations or warranties of any kind whatsoever made by Seller (or any representatives, agents or employees of Seller), except those made pursuant to this Agreement. Purchaser shall indemnify and hold Seller harmless for all claims against Seller related to or caused by such inspections. Purchaser shall be responsible for the cost to restore any and all damage to real estate or property caused by such inspections. Purchaser shall notify Seller prior to any physical inspections of any such properties, and Seller may place reasonable restrictions on the timing of such inspections so as not to unduly interfere with the business of Seller. If the environmental inspection identifies any conditions that would require a remedial cleanup action in an aggregate estimated cost at a Branch which is in excess of $25,000, then Purchaser shall notify Seller of such finding in writing within fifteen
(15) days after the receipt of such report, which notice shall contain a description of the condition deemed unsuitable and an estimate of the dollar amount required to correct the unsuitable condition. If Seller fails or refuses to either correct the unsuitable condition itself or agree to compensate Purchaser at Closing for the amount in excess of $25,000, Purchaser shall have the right, at its option, to exclude the Branch from this Transaction. If Purchaser elects to exclude the Branch from this Transaction, such Branch and any related Assets shall not constitute an "Asset" and shall not be conveyed to Purchaser at Closing; provided, however, that the Assumed Deposits of such Branch shall constitute Liabilities and be assumed by Purchaser as if such Branch had been an Asset. It is specifically provided, however, that no premium shall be paid by Purchaser on the Assumed Deposits related to any excluded Branch except the Lexington Branch Office for which a premium would be payable as set forth in the definition of Purchase Price contained in this Agreement. It is further provided, however, that if, as a result of Purchaser not having to pay a premium on the Assumable Deposits at one or more Branches, the total amount of Assumed Deposits on which Seller will receive a premium falls below $185,000,000, Seller has the option to terminate this Agreement without further liability. If Purchaser does not exercise such right to exclude a Branch from this Transaction by giving written notice to Seller within fifteen (15) days after Seller has notified Purchaser that it will not compensate Purchaser for the excess amount, then such right shall be waived.

         5.6 Structural Inspections. Within thirty (30) days after the date hereof, Purchaser has the right and opportunity to obtain its own structural inspections and reviews of the Branch and Real Estate at Purchaser's expense. Purchaser is not purchasing the Branch and Real Estate in reliance upon any representations or warranties of any kind whatsoever made by Seller (or any representatives, agents or employees of Seller), except those made pursuant to this Agreement. Purchaser shall indemnify and hold Seller harmless for all claims against Seller related to or caused by such inspections. Purchaser shall be responsible for the cost to restore any and all damage to real estate or property caused by such inspections. Purchaser shall notify Seller prior to any physical inspections of any such properties, and Seller may place reasonable restrictions on the time of such inspections so as not to unduly interfere with the business of Seller. If the structural inspection identifies any structural damage or deficiency that would require a repair in an aggregate estimated cost at a Branch which is in excess of $25,000, then Purchaser shall notify Seller of such finding within fifteen (15) days after the receipt of such report, which notice shall contain a description of the damages or deficiencies and an estimate of the dollar amount required to correct the damages or deficiencies. If Seller fails or refuses to either correct the damages or deficiencies itself or agree to compensate Purchaser at Closing for the amount in excess of $25,000, Purchaser shall have the right, at its option, to exclude the Branch from this Transaction. If Purchaser elects to exclude the Branch from this Transaction, such Branch and any related Assets shall not constitute an "Asset" and shall not be conveyed to Purchaser at Closing; provided, however, that the Assumed Deposits of such Branch shall constitute Liabilities and be assumed by Purchaser as if such Branch had been an Asset. It is specifically provided, however, that no premium shall be paid by Purchaser on the Assumed Deposits related to any excluded Branch except the Lexington Branch Office for which a premium would be payable as set forth in the definition of Purchase Price contained in this Agreement. It is further provided, however, that if, as a result of Purchaser not having to pay a premium on the Assumable Deposits at one or more Branches, the total amount of Assumed Deposits on which Seller will receive a premium falls below $185,000,000, Seller has the option to terminate this Agreement without further liability. If Purchaser does not exercise such right to exclude a Branch from this Transaction by giving written notice to Seller within fifteen
(15) days after the Seller has notified Purchaser that it will not compensate Purchaser for the excess amount, then such right shall be waived.



                                   ARTICLE VI

                              Conditions Precedent
                              --------------------

         6.1 Conditions To Obligations of Seller. The obligations of Seller to be performed at the Closing hereunder are subject to each of the conditions set forth below. Any conditions to be satisfied by Purchaser may be waived by Seller, but only in writing and only to the extent that such waiver specifically identifies the conditions being waived.

                  (a) Closing Documents. Purchaser shall have delivered to Seller at Closing the following (the "Closing Documents"):

                           (i) A copy of resolutions of Purchaser's Board of Directors approving the Transaction, with the adoption and continued force and effect thereof certified by the Secretary or an Assistant Secretary of Purchaser;

                           (ii) Evidence of the approval of the Transaction by the regulatory authorities having jurisdiction over Purchaser, and a certificate executed by an executive officer of Purchaser stating that Purchaser has complied with all conditions of such approvals except for conditions to such approvals which by their terms are to be satisfied after the Closing;

                           (iii) A written instrument executed by Purchaser setting forth Purchaser's assumption of the Liabilities, in the form mutually acceptable to Purchaser and Seller (to which Purchaser and Seller shall attach (i) a detailed list of all the Assumed Deposits as of two (2) Business Days immediately prior to Closing showing name, account type, account number, current balance, and interest due but unpaid and (ii) an updated SCHEDULE 3.1(H); and

                           (iv) A certificate, executed by an executive officer of Purchaser, attesting to the satisfaction of the conditions contained in paragraphs (b) and (c) below, which certificate may be combined with the certificate required in Section 6.1(a)(ii).

                           (v) Opinion of counsel to Purchaser as to the matters set forth in Sections 3.2(a), (b) and (c).

                  (b) Compliance with Terms. On the Closing Date, all the terms, conditions and covenants of this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been complied with and performed in all material respects.

                  (c) Accuracy of Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true, correct and complete in all material respects at and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

                  (d) Actual or Threatened Actions. There shall not be any actual or threatened actions or proceedings by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the Transaction.

                  (e) Consents and Authorizations. Purchaser and Seller shall have received any necessary governmental approvals, consents or permits for the performance by Purchaser or Seller of their respective obligations under this Agreement, including without limitation, the consent or approval required of the OTS, the FDIC and the Commonwealth of Massachusetts and such approvals, consents or permits shall not be subject to any conditions that are not reasonably satisfactory to the affected party under the circumstances.

         6.2 Conditions To Obligations of Purchaser. The obligations of Purchaser at the Closing hereunder are subject to each of the conditions set forth below. Any such conditions may be waived by Purchaser, but only in writing and only to the extent that such waiver specifically identifies the conditions being waived.

                  (a) Transfer Instruments. Seller shall have delivered to Purchaser at Closing the following (the "Transfer Instruments"), each of which shall be in form mutually acceptable to Seller and Purchaser:

                           (i) A general conveyance instrument relating to all Assets;

                           (ii) A quitclaim deed for each parcel of Owned Real Property subject only to the Permitted Exceptions;

                           (iii) A lease assignment and a landlord's consent for each Leased Property, if required;

                           (iv) Estoppel certificates from landlords and tenants;

                           (v)      A limited power of attorney; and

                           (vi) Any other Transfer Instruments that Seller or Purchaser reasonably determine to be necessary or helpful to consummating the transactions contemplated by this Agreement.

                  (b) Other Closing Documents. Seller shall have delivered to Purchaser at Closing all of the following (included in "Closing Documents"):

                           (i) Copies of the resolutions of Seller's Board of Directors, with the adoption and continued force and effect thereof certified by the Secretary or an Assistant Secretary;

                           (ii) A computer or other list of all of the Assumed Deposits, showing the account numbers and up-to-date balances and accrued interest as of two (2) Business Days prior to the Closing Date;

                           (iii)    All Records of Seller;

                           (iv) All blueprints, architectural drawings or specifications in possession of Seller with respect to the Owned Real Property;

                           (v) Certificates, executed by an executive officer of Seller, attesting to the satisfaction of the conditions set forth in paragraphs (c) and (d) below;

                           (vi) Evidence of any necessary approvals of the Transaction by the regulatory authorities having jurisdiction of Seller and a certificate executed by an executive officer of Seller, stating that Seller has complied with all conditions of such approvals except for conditions to such approvals which by their terms are to be satisfied after the Closing, which certificate for each entity may be combined with the certificate required by Section 6.2(b)(v) hereof; and

                           (vii) Opinion of counsel to Seller as to the matters set forth in Sections 3.1(a), (b), (c) and (d) in this Agreement.

                  (c) Compliance with Terms. On the Closing Date, all the terms, conditions and covenants of this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been complied with and performed in all material respects.

                  (d) Accuracy of Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be correct and complete in all material respects at and as of the Closing Date with the same force and effect as if made on and as of the Closing Date. (e) Consents and Authorizations. Purchaser and Seller shall have received any necessary governmental approvals, consents or permits for the performance by Purchaser or Seller of their respective obligations under this Agreement, including without limitation, the consent or approval required of the OTS and the FDIC and such approvals, consents or permits shall not be subject to any conditions that are not reasonably satisfactory to the affected party under the circumstances.

                  (f) Actual or Threatened Actions. There shall not be any actual or threatened actions or proceedings by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the Transactions.

                  (g) Possession; No Encumbrances. Seller shall have delivered to Purchaser actual and physical possession of the Assets to be conveyed to Purchaser pursuant to this Agreement, including all keys, combinations and other means of access to the Assets and all portions thereof. Purchaser will have attained good and indefeasible fee simple title to all of the Owned Real Property and interests in real properties included as part of the Assets, and good and indefeasible title to all other Assets to be transferred hereunder, free and clear of all liens, charges, encumbrances, conditional sales agreements, lease rights, security agreements or rights of third parties of any kind whatsoever, except Permitted Exceptions and except as created by Purchaser or as a result of Purchaser's actions or omissions.

                  (h) No material adverse change shall have occurred which affects the conduct of banking operations at the Branch Offices.

                  (i) Each Branch Office shall be in good condition and repair, reasonable wear and tear excepted, and shall be served by utilities reasonably necessary to conduct normal banking operations.

                                  ARTICLE VII

                             Post-Closing Covenants
                             ----------------------

         7.1 Additional Title Documents. At any time, and from time to time, on the request of Purchaser, Seller shall execute and deliver further instruments and documents of conveyance which are reasonably necessary or helpful to vest in Purchaser the full legal or equitable title in and to any and all of the Assets.

         7.2 Control of Settlements and Disputes. Seller shall notify Purchaser immediately of any claim presented to it and made with respect to any Liability assumed or Asset acquired by Purchaser, and Purchaser may conduct and control all negotiations and proceedings with respect thereto. Purchaser shall notify Seller immediately of any claim presented to it and made with respect to any liability or asset retained by Seller, and Seller may conduct and control all negotiations and proceedings with respect thereto.

         7.3 Payment of Checks, Drafts and Orders. Purchaser shall pay all properly drawn checks, drafts and withdrawal orders presented to it by mail, over its counters or through clearing by former depositors of Seller, whether drawn on the check or draft forms provided by Seller, or by Purchaser, to the extent that the Deposit balances to the credit of respective makers or drawers assumed by Purchaser pursuant to Section 2.1 of this Agreement are sufficient to permit the payment thereof in accordance with the requirements of law and Purchaser's usual business practices and in all other respects to discharge, in the usual course of conducting a banking business, the duties and obligations of Seller with respect to the balances due and owing to the former depositors of Seller relating to the Assumed Deposits.

         7.4 Deposit Contracts. Subject to applicable provisions of law, Purchaser shall pay interest on all Assumed Deposits in accordance with the terms of each written agreement relating to each such Deposit and honor all the terms and conditions of these agreements; provided, however, Purchaser shall have the right to amend the agreements subject to the provisions of the respective agreements and applicable law. Collection of Deposit Overdrafts, if any such collection is effected by Purchaser, shall be the sole responsibility of Purchaser.

         7.5 Notice to Depositors. Seller shall provide Purchaser with an intermediate customer list of the accounts to be assumed prior to the mailing referred to in this Section 7.5. Purchaser, at Purchaser's sole cost, shall give notice to depositors of Seller as promptly as practicable prior to Closing Date (but after the receipt of all necessary regulatory approvals) of Purchaser's intended assumption of the Assumed Deposit balances of Seller by mailing to each such depositor a notice of Purchaser's intended assumption. Seller shall, at Purchaser's expense, cooperate prior to the Closing Date in providing any of these notices.

         7.6 Informational Tax Reporting. Seller shall perform all obligations of Seller with respect to federal and state income tax reporting related to all periods prior to the Closing Date. Purchaser will file any tax reports that are due after the Closing Date for the Liabilities assumed or Assets acquired. On accounts subject to withholding, Seller will report and submit all amounts withheld or required to be withheld through the Closing Date, and Purchaser will report and submit all amounts withheld after the Closing Date. Purchaser assumes no responsibility for reports with respect to any deposits other than Assumed Deposits.

         7.7 Access to Records. After the Closing, Purchaser shall permit Seller and its parent companies and their accountants or advisors to have access to Seller's Records in Purchaser's possession at such times as may be reasonably requested in writing by Seller or its parent companies during normal business hours after reasonable notice and provided such access does not materially disrupt Purchaser's operations for the purpose of preparing and filing federal, state and local tax returns required to be filed by Seller or its parent companies with respect to taxable periods ending on or before the Closing and for the purpose of reviewing or auditing such tax returns and with respect to any pending or threatened litigation. Purchaser further agrees to retain all such Records of Seller or its parent companies which are reasonably necessary for the preparation, review, audit and filing of any such return for any taxes for at least six (6) years from the date of Closing; provided, however, that if Seller or its parent companies give Purchaser written notice of any proceeding related to such tax information, then Purchaser shall not dispose of and shall retain such tax information for a period of one year after its receipt of written notice from Seller or its parent companies of the final determination of such proceeding. Purchaser agrees to maintain the records of Seller, including without limitation, records concerning loan and deposit accounts that are closed prior to the Closing, in a manner that will enable customers of Seller and governmental authorities to conduct research into records related to customer accounts, whether open or closed. Purchaser further agrees to maintain such records for a period of six (6) years after the Closing Date. Purchaser also agrees to conduct research into such records at a cost to Seller that does not exceed its standard and customary charges. Seller shall reimburse Purchaser promptly for such expenses.

         7.8 Agreement Not To Compete. For a period of two (2) years from and after the Closing, Seller shall not (i) establish an office which either makes loans or accepts deposits in the Boston, Massachusetts SMSA, (ii) solicit or compete for any banking, lending, deposit taking or any other banking services business from any customer of Seller whose Deposit Accounts are assumed or acquired by Purchaser pursuant to this Agreement ("Acquired Customers.") or
(iii) commit any act, or in any way assist others to commit any act that materially injures Purchaser or the business heretofore conducted by Purchaser; provided, however, nothing herein shall prohibit Seller from taking such actions as required by applicable law. It is specifically provided that Seller can continue its banking relationships at other banking locations not subject to this Agreement with Acquired Customers who presently have accounts at such locations.

         7.9      Checking Deposit Owners.

                  (a) Customer Notification. After receipt of OTS approval of the transactions contemplated by this Agreement but prior to the Closing Date, Purchaser will notify all Assumed Deposit account holders whose accounts are housed at the Branch Offices and are to be conveyed to Purchaser hereunder, that checks or drafts written after thirty (30) days after the Closing Date on Seller's check or draft forms will not be honored. Such notice shall be made at Purchaser's expense.

                  (b) Customers' New Check and Draft Forms. On or within thirty (30) days after the Closing Date, Purchaser will supply holders of accounts which may be accessed by checks with Purchaser's own check or draft forms. At Purchaser's reasonable request, Seller will cooperate fully with Purchaser to provide necessary information for Purchaser to supply such checks and drafts. Purchaser will be fully responsible for all costs of the new check and draft forms, including postage and notifications.

         7.10     Seller and Purchaser Processing Duties.

                  (a) Checks, Drafts, and Negotiable Orders of Withdrawal. For a period not to exceed ninety (90) calendar days after the Closing Date, Seller agrees to act as Purchaser's limited correspondent for the processing of checks, drafts, and Negotiable

         Orders of Withdrawal drawn before or after the Closing on forms provided by Seller on any such accounts assumed by Purchaser hereunder. Seller and Purchaser agree in this regard that:

                           (i) Seller shall maintain a mechanism to receive such items on a daily basis and will pass through to Purchaser such items on a daily basis;

                           (ii) Seller shall prepare for shipping and ship to Purchaser all physical items received by it no later than 2:00 p.m. CST on the Business Day following the Business Day on which such items are received by Seller, by such means as agreed to by the parties.

                           (iii) Seller shall provide Purchaser a daily accounting, on magnetic tape or other form acceptable to both parties, of debits to its clearing account relating to such items and Purchaser shall reimburse Seller for such debits on the next Business Day following receipt of such daily accounting, as part of its daily settlement;

                           (iv)     Purchaser shall bear any courier or
         telephone costs associated with paragraph (a) of this Section 7.10;

                           (v) Seller shall notify Purchaser of the return to it of any items deposited in, or cashed at, the Branch Offices prior to the Closing Date and shall expeditiously forward any such items to Purchaser; and

                           (vi) After the ninety (90) day period, Seller will mark items "Refer to Maker" and return the items to the financial institution of first deposit.

                  (b) Foreign Checks, Savings Bonds or Coupons. Seller shall notify Purchaser of any information received regarding the settlement and clearance of any foreign checks, savings bonds or coupons deposited with it prior to the Closing Date.

                  (c) Holds and Stop Payments. Seller will deliver to Purchaser at Closing a schedule of holds and stop-payments placed on particular accounts or individual checks at the Branch Offices and the terms of such holds. Purchaser will continue such holds and stop-payments under the same terms Seller shows on the schedule of holds and stop-payments.

                  (d) Risk of Loss. After the Closing, any risk of loss with respect to stop payments and funds availability and other holds shall be the responsibility of Purchaser, provided that: (i) in the case of stop-payments instituted prior to Closing, that Seller has advised Purchaser of the existence and terms of such stop-payments at the Closing in accordance with the provisions of Regulation C adopted by the Board of Governors of the Federal Reserve System, and (ii) in the case of funds availability and other holds instituted prior to Closing, that Seller has advised Purchaser of the existence and terms of such holds at the closing in accordance with the provisions of Regulation C adopted by the Board of Governors of the Federal Reserve System.

                  (e) Processing of Electronic Items. Seller will provide Purchaser, at least twenty (20) Business Days prior to Closing, the list of ACH entries for electronic transfer accounts domiciled at the Branch Offices. Within thirty (30) days after Closing, Purchaser shall notify ACH originators with respect to Assumed Deposits to change the routing numbers and account numbers from those of Seller to those of Purchaser. Seller will continue to accept and forward to Purchaser ACH entries and corresponding funds for ninety (90) calendar days following Closing. Seller agrees that any daily magnetic tapes or electronic transmissions provided to Purchaser pursuant to paragraph (a) of this Section shall include a record of all such recurring ACH transfers received by Seller on the previous Business Day. After the ninety (90) day period, Seller may discontinue accepting and forwarding ACH entries and funds and return them to the originators marked "Account Closed."

                  (f) Account Statements. Within thirty (30) days after the Closing Date, Seller shall mail to each depositor in respect of a checking account, NOW account, money market account or other account which permits deposits to be transferred to third parties by means of drafts drawn on such Assumed Deposit account, a final account statement as of the Closing Date.

         7.11 Returned Items. Returned items are to include the following processing for Regulation E Claims (ATM transactions), Social Security Reclamation items, and Returned Items as follows:

         Regulation E Claims: Any claim submitted under "Regulation E," for transactions processed prior to the Closing Date on Assumed Deposits transferred to Purchaser shall be settled as follows:

                  (a) If such claim is submitted to Seller, Seller shall process the claim under the guidelines specified in "Regulation E," and if a reimbursement to the customer is determined necessary, Seller shall directly reimburse the customer; and

                  (b) If the claim is submitted to Purchaser, Purchaser shall process the claim under the guidelines specified in "Regulation E," and if a reimbursement to the customer is determined necessary, Purchaser shall directly reimburse the customer and notify Seller of such reimbursement. Seller shall remit, by wire transfer within twenty-four hours an amount equal to the reimbursement paid by Purchaser to the customer.

         Such settlement shall continue for ninety (90) days following the Closing Date. All claims submitted after such ninety (90) day period shall be returned by Seller to the originator of the claim.

         Social Security Reclamation Items: Any reclamation item notification received for a social security deposit that was received prior to the Closing Date, will be sent by Seller to Purchaser. Purchaser will forward available funds to satisfy said claim within 24 hours of receipt. If Purchaser determines that the funds are not available, Purchaser agrees to attempt to recover the funds. If after 90 days and due diligence efforts have been completed, Purchaser is unable to recover the funds, then the Seller will credit Purchaser back within 24 hours.

         Returned Items: Any items that were (i) credited for deposit to, or
(ii) cashed against an account included in the Assumed Deposits prior to the Closing Date and are returned unpaid within ninety (90) days after the Closing Date will be handled as follows;

                  (a) If Purchaser's bank account is charged for the Returned Item, Purchaser will use its best efforts to obtain reimbursement from the account to which, or from the party to whom, the item was credited; provided that if Seller receives notification of a large Returned Item ($2,500 or more) before 2:00 p.m. on any business day, Seller will notify Purchaser of such Returned Item as soon as practicably possible on the same day notification is received. If there are sufficient funds in the account to which such Returned Item was credited or any other accounts on deposit with Purchaser standing in the name of the party liable for such Returned Item, upon proper identification of such party, Purchaser will debit any or all of such accounts an amount equal in the aggregate to the Returned Items, provided that such debit is permissible under Purchaser's agreement with such party and applicable laws and regulations. If those accounts which may be debited do not contain funds sufficient to reimburse Purchaser fully (for reasons other than Purchaser's breach of the above conditions), Seller will, upon notice from Purchaser, immediately repay to Purchaser the balance of the Returned Item not reimbursed and Purchaser will assign the item to Seller for collection.

                  (b) If Seller's bank account is charged for the Returned Item and if there are sufficient funds in the account to which such Returned Item was credited or any other accounts on deposit with Purchaser standing in the name of the party liable for such Returned Item, upon proper identification of such party, Seller shall immediately notify Purchaser, and Purchaser will debit any or all of such accounts an amount equal in the aggregate to the item, and shall repay that amount to Seller. If there are not sufficient funds in the accounts which may be debited (for reasons other than Purchaser's breach of the above conditions), Purchaser will have no obligation to repay Seller unless and until Purchaser obtains reimbursement from the party liable for the Returned Item.

         7.12 Settlement. In settlement of the transactions described in Sections 7.9 and 7.10, Purchaser and Seller agree that by 1:00 p.m. CST on each Business Day, Seller shall provide Purchaser with a daily net settlement figure for all such transactions then pending to the knowledge of the Seller and Purchaser shall provide an equivalent figure for all such transactions then pending to the knowledge of the Purchaser. The parties agree that the party obligated to remit any funds thereunder shall do so by 3:00 p.m. CST of such day. Any such settlement shall be provisional pending receipt by Purchaser of the physical items relating to such settlement; Purchaser shall adjust the next daily settlement to reflect any adjustments resulting from its receipt of the physical items.

         7.13 Deposit Histories. In the case of any dispute with or inquiry by an account holder whose Assumed Deposit is subject to this Agreement, which dispute or inquiry relates to the servicing of such Assumed Deposit by Seller prior to the date for which a Assumed Deposit history has been provided to Purchaser, Seller will provide Purchaser with the appropriate information regarding the Assumed Deposit and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Purchaser to respond to the account holder within ten (10) Business Days and in a manner which would comply with standard banking practices and customs.

         7.14 Electronic Installation and Renovation. Purchaser shall have a reasonable right, with the prior approval of Seller, which approval shall not be unreasonably withheld, to enter the Branch Offices for the purpose of installing necessary wiring for Purchaser's teller terminals and data processing equipment to be utilized after the Closing and Purchaser shall have the opportunity to renovate the Wellesley Branch Office, subject to satisfaction by Purchaser of the following conditions:

                  (a) reasonable advance notice of such entry shall be given to Seller, such entry shall comply with Seller's security procedures and Seller shall have the right to have its employees or contractors present to inspect the work being done;

                  (b) all such work shall be done so as not to unreasonably interfere with Seller's business in the Branch Offices; and

                  (c) all such work will be done in compliance with the laws and applicable governmental regulations and Purchaser shall be responsible for the procurement, at the Purchaser's expense, of all required governmental or administrative permits and approvals.

         Purchaser agrees that if for any reason the transactions contemplated hereunder are not consummated, Purchaser will, at its sole cost and expense, remove any installations it shall have made in the Branch Offices and shall repair and restore the Branch Offices to their condition immediately prior to such installation, and with respect to any renovation done to the Wellesley Branch Office shall either remove any changes made or leave such improvements for the benefit of the Seller at Purchaser's own expense.

                                  ARTICLE VIII

                                   Termination
                                   -----------

         8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated prior to Closing:

                  (a) By the mutual written agreement of Seller and Purchaser;

                  (b) By either Seller or Purchaser in the event that the Closing has not occurred by December 15, 2003 or such other date as Seller and Purchaser shall agree in writing, unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate;

                  (c) By either Seller or Purchaser if consummation of the transactions contemplated hereby would violate any non appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

                  (d) By either Seller or Purchaser, in the event of a breach by the other of any representation, warranty or agreement contained herein that is not cured or cannot be cured within thirty
         (30) days after written notice of such breach has been delivered to the breaching party; provided, however, that termination pursuant to this
         Section 8.l(d) shall not relieve the breaching party of liability for such breach or otherwise;

                  (e)      By Seller in the event that

                           A.       at the expiration of thirty (30) days after
the date of this Agreement, Purchaser has failed to file substantially complete applications requesting approval of the transactions contemplated by this Agreement with all applicable regulatory agencies, other than the notice filing to the OTS which will be made by Seller ("Purchaser's Regulatory Agencies"); or

                           B.       Purchaser's application is disapproved by
any of Purchaser's Regulatory Agencies and within thirty (30) days Purchaser has been unsuccessful in appealing such disapproval, or;

                           C.       the conditions to the obligations of Seller
set forth in Section 6.1 are not met at or prior to Closing.

                  (f)      By Purchaser in the event that:

                           A.       Purchaser's application is disapproved by
any of Purchaser's Regulatory Agencies and within thirty (30) days Purchaser has been unsuccessful in appealing such disapproval; or

                           B.       the conditions to the obligations of
Purchaser set forth in Section 6.2 hereof are not met at or prior to Closing; or

                           C.       the aggregate amount of Assumed Deposits has
decreased below $250.0 million as of the Closing Date.

         Any party desiring to terminate this Agreement pursuant to any of the foregoing clauses shall give notice of such termination to the other party in accordance with Section 12.8. It is expressly stated that Purchaser may not terminate this Agreement in the event of Seller's non-material breach of a representation or warranty.

         8.2 Liability for Termination. If this Agreement is terminated as permitted by Sections 4.1(c), 4.1(q), 5.4, 5.5, 5.6 or 8.l, except as provided in Section 8.l(d), such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement, except as described below. If this Agreement is terminated other than as permitted by Sections 4.1(c), 4.1(q), 5.4, 5.5, 5.6 or 8.1 or if such termination pursuant to
Section 8.1 shall result from the willful failure of a party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall pay to the other party, concurrently with such termination, a termination fee of $1,000,000 as the sole remedy for such breach; provided, however, that the non-breaching party may elect to forego this payment and seek all remedies available.

         8.3 Procedures Upon Termination. In the event of termination pursuant to the terms of this Agreement, and except as otherwise stated herein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein;

                  (a) Each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same; and

                  (b) All information received by either party thereto with respect to the business of the other party (other than information that is a matter of public knowledge or that has heretofore been published in any publication for public distribution or filed as public information with any governmental authority or as required by law) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

                                   ARTICLE IX

                            Survival; Indemnification
                            -------------------------

         9.1 No Survival. The covenants, agreements, representations and warranties of the parties hereto made, contained in or to be performed pursuant to this Agreement shall not survive after the Closing.

         9.2 Seller's Indemnity. Subject to the provisions of Section 9.4 hereof, Seller hereby indemnifies Purchaser against and agrees to hold it harmless from any and all damage, loss, settlement, obligation, deficiency, liability and expense (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses in connection with any action, suit or proceeding brought against Purchaser) demanded, claimed or threatened in writing against Purchaser or incurred or suffered by Purchaser arising out of any liabilities and assets of Seller not expressly assumed or purchased hereunder by Purchaser including, but not limited to (i) the ownership or operation of the Assets, Liabilities and Branches prior to the Closing, (ii) Employee claims for matters occurring before the Closing or (iii) the breach of a representation or warranty, covenant or agreement made or to be performed by Seller (all such claims, damages, losses, settlements, obligations, deficiencies, liabilities and expenses being hereinafter referred to as "Seller Indemnifiable Claims"). Any direct claim by Purchaser against Seller, as distinguished from a claim against Purchaser by a third party, shall be settled by arbitration pursuant to Article X. Seller shall not be liable under this
Section 9.2 for any settlement effected without its consent (which consent shall not be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. Purchaser agrees to give prompt notice to Seller of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of that indemnity may be sought hereunder. Seller may, and at the request of Purchaser shall, (unless Seller disclaims any liability or obligation under this Section 9.2 with respect to such suit, action or proceeding) participate in and control the defense of any such suit, action or proceeding at its own expense.

         9.3      Purchaser's Indemnity. Subject to the provisions of Section
9.4 hereof, Purchaser hereby indemnifies Seller against and agrees to hold it harmless from any and all damage, loss, settlement, obligation, deficiency, liability and expense (including, without limitation, reasonable expenses of investigation and attorney's fees and expenses in connection with any action, suit or proceeding brought against Seller) demanded, claimed or threatened in writing against Seller or incurred or suffered by Seller arising out of (i) ownership or operation of the Branches or their respective business and properties after Closing (except as to such damage, liability, loss or expense resulting from actions taken by Purchaser at the written direction of Seller);
(ii) ownership of the Assets acquired or Liabilities assumed in the Transaction after Closing, (iii) the termination by Purchaser of any Employee employed by Seller on or after the Closing Date or (iv) the breach of any representation or warranty, or covenant or agreement made or to be performed by Purchaser (all such claims, damages, losses, settlements, obligations, deficiencies, liabilities and expenses under clauses (i), (ii), and (iii) being hereinafter collectively referred to as "Purchaser Indemnifiable Claims". Any direct claim by Seller against Purchaser, as distinguished from a claim against Seller by a third party, shall be settled by arbitration pursuant to Article X. Purchaser shall not be liable under this Section 9.3 for any Purchaser Indemnifiable Claim which arises or results from any misrepresentation or breach of any covenant, representation or warranty made by Seller pursuant to this Agreement or any settlement effected by Seller without its consent (which consent shall not be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. Seller agrees to give prompt notice to Purchaser of the assertion of any claim, or the commencement of any suit, action or proceeding in respect to which indemnity may be sought hereunder. Purchaser may, and at the request of Seller shall, (unless Purchaser disclaims any liability or obligation under this Section 9.3 with respect to such suit, action or proceeding) participate in and control the defense of any such suit, action or proceeding at its own expense.

         9.4 Notice and Defense of Claims. The obligations and liabilities of each indemnified party hereunder with respect to claims resulting from the assertion of liability by any indemnified party or third parties shall be subject to the following terms and conditions:

                  (a) The indemnified party shall give prompt written notice to the indemnifying party of the assertion of any claim or commencement of any action or proceeding in respect of which indemnification may be sought hereunder, stating the nature and basis of said claims or events and the amounts thereof, to the extent known, and in the case of any claim, action, suit or proceeding brought by any third party, a copy of any claim, process or legal pleadings with respect thereto promptly after such documents are received by the indemnified party. Such notice shall be given in accordance with
         Section 12.8 hereof.

                  (b) The indemnifying party shall, at its own expense, be entitled to participate in and, to the extent that it shall wish, jointly and with any other indemnifying party, to assume the defense, with independent counsel reasonably satisfactory to the indemnified party, provided that in assuming the defense of any such third party claim, action, suit or proceeding, the indemnifying party acknowledges in writing to the indemnified party that the indemnifying party shall thereafter be liable for any Seller or Purchaser Indemnifiable Claims with respect to such claim, action, suit or proceeding.

                  (c) If the indemnifying party elects to assume control of such defense or settlement, it shall conduct such defense or settlement in a manner reasonably satisfactory and effective to protect the indemnified party fully; the indemnifying parties and their counsel will keep the indemnified party fully advised as to their conduct of such defense or settlement, and no compromise or settlement (other than any compromise or settlement solely requiring the payment of money by the indemnifying party for full and final resolution thereof) shall be agreed or made without the indemnified party's written consent. In any case, the indemnified party shall have the right to employ its own counsel and such counsel may participate in such action, but the reasonable fees and expenses of such counsel shall be at the expense of the indemnified party, when and as incurred, unless (a) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party; (b) the indemnified party shall have reasonably concluded that there may be a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such action; (c) the indemnifying party shall not in fact have employed independent counsel reasonably satisfactory to the indemnified party to assume the defense of such action and shall have been so notified by the indemnified party; (d) the indemnified party shall have reasonably concluded and specifically notified the indemnifying party either that there may be specific defenses available to it which are different from or additional to those available to the indemnifying party or that such claim, action, suit, or proceeding involves or could have a material adverse effect upon it beyond the financial resources of the indemnifying party or the scope of this Agreement; or (e) the indemnifying party fails to conduct such defense or settlement in a manner reasonably satisfactory to protect the indemnified party fully. If clause (b), (c) (d) or (e) of the preceding sentence shall be applicable, then counsel for the indemnified party shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of the indemnified party and the reasonable fees and disbursements of such counsel shall constitute Seller or Purchaser Indemnifiable Claims hereunder.

                  (d) If the indemnifying parties do not elect to assume the defense or settlement in a manner reasonably satisfactory to protect the indemnified party fully, the indemnified party may engage independent counsel selected by the indemnified party to assume the defense and may contest, pay, settle or compromise any such claim on such terms and conditions as the indemnified party may determine. The fees and disbursements of such counsel shall constitute Indemnifiable Claims hereunder.

                  (e) The indemnified party shall be kept fully informed of such claim, action, suit or proceeding at all stages thereof whether or not such party is represented by its own counsel.

         9.5      Limit on Indemnities.

                  (a) NOTWITHSTANDING ANY OTHER PROVISION HEREOF, THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS AGREEMENT FOR ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL LIABILITY, DAMAGE OR LOSS OF THE INDEMNIFIED PARTY THAT THE INDEMNIFIED PARTY MAY SUFFER, PROVIDED, HOWEVER, THAT THIS LIMITATION ON INDEMNIFICATION SHALL NOT PROHIBIT INDEMNIFICATION FOR SUCH DAMAGES TO THE EXTENT THAT SUCH CLAIM IS ORIGINALLY ASSERTED BY A THIRD PARTY.

                                   ARTICLE X

                                   Arbitration
                                   -----------

         The parties shall submit to binding arbitration by a board of three arbitrators any disputed question or controversy arising under this Agreement or arising out of or relating to the transactions contemplated by the Agreement. Any such arbitration shall be conducted at Boston, Massachusetts. Either party may initiate the arbitration, by notice in writing to the other party, setting forth the nature of the dispute, the amount involved, if any, and the remedy sought. Any party desiring to initiate arbitration shall serve a written notice of intention to arbitrate to the other party and to the American Arbitration Association office in or closest to Boston, Massachusetts within 180 days after dispute has arisen. A dispute is deemed to have arisen upon receipt of written demand or service of judicial process. Failure to serve a notice of intention to arbitrate within the time specified above shall be deemed a waiver of the notifying party's right to compel arbitration of such claim. Such notice of intention to arbitrate may be informal and need not comply with Rule 6 of the American Arbitration Association. The issue of waiver pursuant to this paragraph is an arbitrable issue.

         The board of three arbitrators shall be appointed promptly upon written application of the initiating party, and shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All of the arbitrators shall be members of the American Arbitration Association, and, if commercially reasonable, at least two of the arbitrators shall be experienced in the banking industry. Depositions may be taken and other discovery obtained in any arbitration under this Agreement. The board of arbitrators appointed hereunder shall conduct the arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as such rules may be modified for the purpose of the arbitration proceeding by action of a majority vote of the arbitrators or by mutual written agreement of the parties to this Agreement.

         In the arbitration proceeding subject to these provisions, the arbitrators, or a majority of them, are specifically empowered to decide (by documents only, or with a hearing, at the arbitrators sole discretion) pre-hearing motions which are substantially similar to prehearing motions to dismiss and motions for summary adjudication.

         The award of the arbitrators shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction.

         All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding hereunder.

         The provisions of this Article X shall survive any termination, amendment, or expiration of the Agreement in which this section is contained, unless all the Parties otherwise expressly agree in writing.

         The parties acknowledge that this Agreement evidences a transaction involving interstate commerce in that the funds which may be advanced or committed under this Agreement are derived from interstate financial markets. The Federal Arbitration Act shall govern the interpretation, enforcement, and proceedings pursuant to the arbitration clause in this Agreement.

         The arbitrators, or a majority of them, shall award attorneys' fees and costs to the prevailing party pursuant to the terms of this Agreement.

         Venue of any arbitration proceeding hereunder will be in Boston, Massachusetts.

         Except as set forth above concerning awards to the prevailing party, each party shall bear its own expenses in connection with preparation for the presentation of its case at the arbitration proceedings and the fees and expenses of the arbitrators and all other expenses of the arbitration (except those referred to in the preceding sentence) shall be borne equally by the parties to such arbitration.

                                   ARTICLE XI

                                Employee Matters
                                ----------------

         11.1     Employee Considerations.

                  (a) Schedule 11.1 to this Agreement, as updated at the Closing Date, sets forth for each Branch a list of Employees and a corresponding annual salary ("Annual Salary") for each employee. It is Purchaser's current intent, subject to discussions with and the evaluation of each Employee, to offer employment at the Closing to all of the Employees. All Employees offered employment shall be offered the same approximate Annual Salary as set forth in Schedule 11.1 together with any increases pursuant to Section 4.1(k).

                  (b) Seller shall retain responsibility for any and all liabilities and responsibilities with respect to any Plan maintained by the Seller and Purchaser shall not assume nor be responsible for the continuation of, or any liabilities under or in connection with, any such Plans. Seller shall be solely responsible for and shall pay in full to all of Seller's employees all compensation, bonuses and other payments, and all sick pay, vacation pay, and any other benefits otherwise payable under the Plans, accrued through and including the Closing Date for which Seller is obligated thereunder, and Seller shall satisfy all such obligations to such employees.

                  (c) Seller will retain responsibility for, and continue to pay, all hospital, medical, life insurance, disability, supplemental unemployment and all other welfare plan expenses and benefits for each Seller employee hired by Purchaser (and covered dependents) with respect to claims incurred by such employee or their covered dependents prior to the Closing. Seller will retain responsibility for, and continue to pay, any life, health or other welfare benefits payable to each former employee of Seller who terminated employment with Seller (and their dependents) prior to the Closing in respect of claims incurred on their behalf prior to the Closing. For purposes of this paragraph, a claim is deemed incurred when the event that first gave rise to the claim occurred, notwithstanding the fact that such benefits may be paid at a subsequent date.

                  (d) Seller is responsible for any liabilities that may arise with respect to application of Section 4980B of the Code or Sections 601-609 of Title I of ERISA ("COBRA") with respect to any of its employees or covered dependents as a result of the transactions contemplated by this Agreement, as well as for any COBRA violations which occurred prior to the Closing of this Agreement. Purchaser is not a successor employer for COBRA purposes, but Purchaser will be responsible for liabilities with respect to COBRA for employees terminated by Purchaser after the Closing.

                  (e) Notwithstanding any statement or indication in this Agreement or otherwise to the contrary, there are no Plans as to which Purchaser will be required to make any contributions or with respect to which Purchaser shall have any obligation or liability whatsoever after the Closing, whether on behalf of any of the current employees of Seller or on behalf of any other person.

                  (f) Purchaser is not, and shall not be deemed to be, a successor employer to Seller with respect to any Plan, and no Plan adopted or maintained by Purchaser after the Closing is or shall be deemed to be a "successor plan," as such term is defined in ERISA or the Code, of any such Plan.

                  (g) Neither Purchaser nor Seller intend this Agreement to create any rights or interests, except as between Purchaser and Seller, and no present, former or future employee of Purchaser or Seller shall be treated as a third party beneficiary in or under this Agreement.

                  (h) Notwithstanding the foregoing, with regard to employees of Seller who will be employed by Purchaser ("Former Seller Employees"): (i) all Former Seller Employees who accept employment with Purchaser as of the Closing Date shall be eligible to participate in the employee benefit plans and other fringe benefits of Purchaser on the same basis as such plans and benefits are offered to employees of Purchaser with comparable positions with Purchaser, and (ii) Purchaser shall credit such Former Seller Employees for their length of service with Seller (including any predecessor of Seller) for all purposes under each employee benefit plan and fringe benefit to be provided by Purchaser to such Former Seller Employees, other than under the Purchaser's Retirement Plan, any other defined benefit plan, and the Purchaser's ESOP Plan if allowable under ERISA and the terms of such Plans. For purposes of this Section, "employee benefit plan and other fringe benefits" includes pension and profit-sharing plans, retirement and post-retirement welfare benefits, health insurance benefits, disability, life and accident insurance, sickness benefits, vacation, employee loans and banking privileges.

                  (i) Seller shall retain the responsibility for payment of all short term disability benefits, sick pay or salary continuation for all Employees prior to the Closing Date, and Purchaser shall not assume responsibility for such benefits. On and after the Closing Date, Purchaser will be responsible for payment of any short term disability benefits, sick pay or salary continuation for all Employees in Purchaser's employ per its policies, including any Employee who as of the Closing Date is absent from work due to sickness or short-term disability.

                                  ARTICLE XII

                                  Miscellaneous
                                  -------------

         12.1 Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the subject matter and supersedes all prior understandings or agreements, oral or written, between the parties hereto.

         12.2 Headings. The Articles and Sections contained in this Agreement, except the terms identified for definition in Article I and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

         12.3 Disclosure in Schedules. Disclosure in any particular schedule required by this Agreement may be made by reference to another schedule, provided that such reference shall specify such other schedule (unless the number and title of the referenced schedule is provided in the disclosure, then the disclosure will not be considered made by cross reference).

         12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

         12.5 GOVERNING LAW. THIS AGREEMENT AND ALL MATTERS IN CONNECTION HEREWITH SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, EXCEPT INSOFAR AS FEDERAL LAW SHALL BE APPLICABLE TO THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

         12.6 Successors. All terms and conditions of this Agreement shall be binding on the successors and assigns of the parties.

         12.7 Modification; Assignment. No amendment or other modification, rescission, release, annulment or assignment of any part of this Agreement shall be effective except pursuant to a written agreement subscribed by the duly authorized representatives of the parties hereto.

         12.8 Notice. Any notice, request, demand, consent, approval or other communication to any party hereto shall be effective when received and shall be given in writing, and delivered in person against receipt therefor, or sent by certified mail, postage prepaid, courier service, telex or facsimile transmission at its address set forth below or at such other address as it shall hereafter furnish in writing to the others.

         If to Seller:             Mr. James S. D'Agostino, Jr.,
                                   Chairman of the Board and President
                                   Encore Bank
                                   1220 Augusta Drive
                                   Houston, Texas 77057
                                   Facsimile:(713) 787-3193

         with a copy to:           Mr. William T. Luedke IV
                                   Bracewell & Patterson, L.L.P.
                                   South Tower, Pennzoil Place
                                   711 Louisiana St., Suite 2900
                                   Houston, Texas 77002
                                   Facsimile:(713) 221-1212

         If to Purchaser:          Mr. David F. Holland
                                   Chairman and Chief Executive Officer
                                   Boston Federal Savings Bank
                                   17 New England Executive Park
                                   Burlington, Massachusetts 10803
                                   Facsimile: (781) 221-7594

         with a copy to:           Laurence M. F. Spaccasi, Esq.
                                   Muldoon Murphy & Faucette LLP
                                   501 Wisconsin Avenue, NW
                                   Washington, D.C. 20016
                                   Facsimile: (202) 966-9409

         All such notices and other communications shall be deemed given on the date received by the addressee.

         12.9 Costs, Fees and Expenses. Except as otherwise set forth herein, each party hereto agrees to pay all costs, fees and expenses that it has incurred in connection with or incidental to the matters contained in this Agreement, including without limitation, any fees and disbursements to its accountants and counsel.

         12.10 Severability. If any provision of this Agreement is invalid or unenforceable, then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

         12.11 Further Assurances. From time to time as and when requested by Purchaser, Seller or the officers and directors of Seller, shall execute and deliver such further agreements, documents, deeds, certificates and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise the Seller's title to and possession of, all of its property, interest, assets, rights, privileges immunities, powers, franchises and authority, as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.



ATTEST:                               BOSTON FEDERAL SAVINGS BANK


/s/ David P. Conley                   By: /s/ David F. Holland
-------------------------------           --------------------------------------
                                          David F. Holland
                                          Chairman and Chief Executive Officer


ATTEST:                               ENCORE BANK


/s/ L. Anderson Creel                By: /s/ James S. D'Agostino, Jr.
-------------------------------          ---------------------------------------
                                         James S. D'Agostino, Jr.
                                         Chairman of the Board and President





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